SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☒        Definitive Proxy Statement

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☐        Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

COLLECTORS UNIVERSE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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October 10, 2012

Dear Fellow Stockholders:

We are pleased to invite you to attend the 2012 Annual Meeting of Stockholders of Collectors Universe, Inc., which will be held on Monday, November 19, 2012 at 10:00 A.M., Pacific Time, at our principal offices, which are located at 1921 E. Alton Avenue, Santa Ana, California 92705.

We have elected to provide our stockholders with access to our proxy materials and to our Annual Report to Stockholders for our fiscal year ended June 30, 2012 (the “2012 Annual Report”) over the Internet under the Securities and Exchange Commission’s rules.  These rules allow us to make our stockholders aware of the availability of our proxy materials by sending a Notice of Internet Availability of Proxy Materials, which provides instructions for how stockholders may access the full set of proxy materials and our 2012 Annual Report through the Internet or by requesting that printed proxy materials be delivered to them by mail.  We believe that this process will enable us to provide our stockholders with the proxy materials they need to make informed decisions, while lowering the costs of printing and delivering those materials and, at the same time, significantly reducing the environmental impact of our Annual Meeting.

Your vote is important.  Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible using one of the voting methods described in the Notice of Internet Availability of Proxy Materials.  You will be able to vote your shares over the Internet, by telephone or, if you request that printed proxy materials be mailed to you, by completing and returning, by mail, a proxy or voting instruction card.  Please review the instructions with respect to your voting options described in the Notice of Internet Availability of Proxy Materials that you receive by mail as well as in the accompanying Proxy Statement.

At the time you vote your shares, please also let us know if you plan to attend our Annual Meeting by indicating your plans, when prompted, if you are voting on the Internet or by telephone, or if you requested to have printed proxy materials mailed to you, by marking the appropriate box on the enclosed proxy card.

Thank you for your ongoing support.  We look forward to seeing you at our Annual Meeting.

Sincerely,

Michael J. McConnell Chief Executive Officer

COLLECTORS UNIVERSE, INC.
1921 E. Alton Avenue
Santa Ana, California 92705
_______________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on Monday, November 19, 2012
_______________________

To the stockholders of Collectors Universe, Inc.:

The 2012 Annual Meeting of Stockholders of Collectors Universe, Inc. (the “Annual Meeting”) will be held at our principal offices, which are located at 1921 E. Alton Avenue, Santa Ana, California 92705 on Monday, November 19, 2012, at 10:00 A.M., Pacific Time, for the following purposes:

(1)	Election of Directors. To elect the following eight nominees to serve as directors until our 2013 Annual Meeting of Stockholders and until their successors are elected and have qualified:

A. Clinton Allen	Van D. Simmons
Deborah A. Farrington	Bruce A. Stevens
David G. Hall	Michael J. McConnell
A. J. “Bert” Moyer	Robert G. Deuster

(2)
Ratification of the Appointment of our Independent Registered Public Accounting Firm.  To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2013;

(3)	Advisory Vote on the Compensation of our Named Executive Officers. To approve, by a non-binding advisory vote, our executive compensation program; and

(4)	Advisory Vote on Frequency of Advisory Votes on Executive Compensation. To recommend, by a non-binding advisory vote, the frequency of future advisory votes on our executive compensation program.

Other Business.  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors recommends that you vote “FOR” the election of each of the eight director nominees named above; “FOR” ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2013; “FOR” approval, on a non-binding advisory basis, of our executive compensation program; and “FOR” holding future advisory votes on our executive compensation program every “1 Year”.

Additional information regarding these matters is contained in the accompanying Proxy Statement, which stockholders are urged to read.  Only stockholders of record at the close of business on September 28, 2012 will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

A. Clinton Allen
Chairman of the Board

Santa Ana, California
October 10, 2012

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible.  For specific instructions on how to vote your shares, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail and the section entitled “How May I Vote?” in this Proxy Statement or, if you requested that printed proxy materials be mailed to you, to the instructions on the proxy card enclosed with those printed proxy materials.  The approximate date of mailing of the Notice of Internet Availability of Proxy Materials is October 10, 2012.

COLLECTORS UNIVERSE, INC.
1921 E. Alton Avenue
Santa Ana, California 92705

_______________________

PROXY STATEMENT
_______________________

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 19, 2012
_______________________

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Collectors Universe, Inc., a Delaware corporation, for use at our 2012 Annual Meeting of Stockholders to be held on Monday, November 19, 2012, at 10:00 A.M., Pacific Time, at our principal offices, which are located at 1921 E. Alton Avenue, Santa Ana, California 92705.  This Proxy Statement will be available to our stockholders, on the internet at https://materials.proxyvote.com/19421r, beginning on October 10, 2012.  As a matter of convenience, in this proxy statement we will refer to Collectors Universe, Inc. as the “Company,” “we,” “us” or “our” and our 2012 Annual Meeting of Stockholders as the “Annual Meeting” or the “Meeting”.

YOUR VOTE IS VERY IMPORTANT.  WHETHER OR NOT YOU PLAN TO ATTEND
THE ANNUAL MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT
AND PROVIDE US WITH YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

Who May Vote at the Annual Meeting?

The shares of the Company’s common stock, $0.001 par value, constitute the only outstanding class of voting securities of the Company.  Only stockholders of record at the close of business on September 28, 2012 (the “Record Date”) are entitled to notice of and to vote, either in person or by proxy, at the Annual Meeting and at any adjournments or postponements thereof.  On that day, there were 8,111,206 shares of our common stock outstanding and entitled to be voted at the Annual Meeting.

Some stockholders may have their shares registered in different names or hold shares in different capacities.  For example, a stockholder may have some shares registered in his or her name, individually, and others in his or her capacity as a custodian for minor children or as a trustee of a trust.  If, in that event, you want all of your votes to be counted, please be sure to vote in each of those capacities.

What is the Quorum Requirement for the Annual Meeting?

No business may be transacted at the Annual Meeting unless a quorum is present at the Meeting.  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.  Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.  If a quorum is not present, the Annual Meeting may be adjourned to a later date to provide more time to obtain additional proxies in order to meet the quorum requirement.

What is the “Important Notice Regarding the Availability of Proxy Materials” that I Received in the Mail?

Under the rules of the Securities and Exchange Commission (or the “SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder.  Accordingly, on October 10, 2012, we will mail to our stockholders (other than any stockholders who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials (or the “Availability Notice”), containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report for the fiscal year ended June 30, 2012, which will be available, commencing on October 10, 2012, at https://materials.proxyvote.com/19421r. The Availability Notice also instructs stockholders how they can vote their shares via the Internet, by telephone or by mail.

This process is designed to expedite our stockholders’ receipt of our proxy materials, decrease the cost of our Annual Meeting, and help conserve natural resources.  However, if you would prefer to receive printed or e-mail copies of our proxy materials, please follow the instructions included in the Availability Notice to obtain a printed copy of our proxy materials.  If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials electronically unless you elect otherwise.

What do I Need to Know if I Plan to Attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a holder of our common stock as of the Record Date, or hold a valid proxy for the Annual Meeting.  Since seating is limited, admission to the Annual Meeting will be on a first-come, first-serve basis.  You should be prepared to present photo identification for admittance.  If you are not a stockholder of record but hold shares through a broker, bank, trustee or nominee (i.e., in “street name”), you should provide proof of your beneficial ownership of shares of our common stock as of the Record Date, such as your most recent account statement prior to the Record Date, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, or similar evidence of ownership.  If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting.

Please let us know if you plan to attend the Annual Meeting, in person, (i) by marking the appropriate box on the enclosed proxy card if you requested proxy materials to be mailed to you, or (ii) if you will be voting over the Internet or by telephone, by indicating your plans when prompted to do so.

How Many Votes do I Have?

Each share is entitled to one vote (a) in the election of each of the director nominees (Proposal 1); (b) on the proposal to ratify the appointment of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the fiscal year ended June 30, 2013 (Proposal 2); (c) on the proposal to approve, by a non-binding advisory vote, our executive compensation program (Proposal 3); (d) on the proposal to recommend, by a non-binding advisory vote, the frequency of future advisory votes on our executive compensation programs (Proposal 4), and (e) on any other matter upon which a vote may properly be taken at the Annual Meeting.

In the election of directors, there is no cumulative voting.  As a result each stockholder will be entitled, for each share of common stock that such stockholder owned as of the Record Date, to cast one vote for a single nominee for each of the eight positions on the Board of Directors.

In order to vote, you must either designate a proxy to vote your shares on your behalf at the Annual Meeting, or attend the Annual Meeting and vote your shares in person.  The Board of Directors requests your proxy so that your shares will count toward a quorum and will be voted in accordance with your voting instructions at the Annual Meeting.  Even if you designate a proxy on your behalf, you may attend the Annual Meeting and vote your shares in person, including in a manner different than as set forth in your earlier proxy.  Accordingly, to ensure that your votes are counted, we encourage you to vote your shares by proxy even if you plan to attend the Meeting in person.

How Will the Board Vote My Proxy?

A properly executed proxy card, or properly voted proxy (in case you are voting over the Internet), received by us prior to the Annual Meeting, and not revoked, will be voted in accordance with your voting instructions as set forth on the proxy card or communicated over the Internet or by telephone.  If you provide no specific instruction as to how you want your shares voted, then, your shares will be voted “FOR” the election of each of the director nominees named in the Notice of Annual Meeting (Proposal No. 1), “FOR” ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending June 30, 2013 (Proposal No. 2), “FOR” the approval, by a non-binding advisory vote, of our executive compensation program (Proposal No. 3), and “FOR” a frequency of every “1 Year” for future advisory votes on our executive compensation programs (Proposal No. 4).

If any other matters are presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by your proxy will be voted on such matters in accordance with the judgment of the proxy holders named in the proxy.

However, if your shares are held in a brokerage account or by a bank, trustee or nominee, please read the information below under the caption “What if I Hold My Shares Through a Broker or Other Nominee?” regarding how your shares may be voted.

What is the Required Vote to Approve the Proposals Being Considered at the Annual Meeting?

Proposal No. 1 - Election of Directors

Our Board of Directors has adopted a majority-voting standard for uncontested director elections.  This means that, in an uncontested election, for a director to be elected, he or she must receive a majority of the shares cast (that is, actually voted) in the election of directors.  An “uncontested election” is an election in which the number of nominees for director is not greater than the number of directors to be elected.  In a contested election, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors.  Shares voted as “withhold authority” for a nominee for director will count as votes cast in the election of directors, but any broker non-votes will not be counted as votes cast and, therefore, will not affect the outcome of the election of directors, whether that election is uncontested or contested.

Prior to each annual stockholders’ meeting at which directors are to be elected in an uncontested election, each nominee will be required to deliver an offer of resignation to the Board.  If any nominee fails to receive a majority of the votes cast in that election, the Board will have the right, in its discretion, to accept or reject that nominee’s offer of resignation.  If the Board accepts the resignation, it may either correspondingly reduce the authorized number of directors or appoint another person to fill the vacancy created by the resignation.  If the Board decides, instead, to reject the resignation, then, the nominee would continue to serve as a director until the next annual stockholders meeting and, in that event, the Board would be required to publicly disclose the reasons why it decided to reject the resignation of the nominee.

Proposal No. 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm

The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and voted on Proposal 2 is required to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending June 30, 2013.  Shares voted by record stockholders or by brokers or other nominee holders on this proposal will be counted.  Abstentions will have the same effect as votes cast against the Proposal.

Proposal No. 3 – Advisory Vote on Approval of our Executive Compensation Program

The affirmative vote of a majority of the outstanding shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the proposal is required to approve, on a non-binding, advisory basis, our compensation program for our named executive officers as described in this Proxy Statement.  Abstentions will have the same effect as votes against this proposal.  Broker non-votes will have no effect on this proposal.

Proposal No. 4 – Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation Programs

The frequency (every year, every two years or every three years) of advisory votes on executive compensation in the future that receives the highest number of votes cast will be considered the frequency that is recommended by our stockholders.  Abstentions and broker non-votes will have no effect on this proposal.

How May I Vote?

Voting by Internet or over the Telephone.  You can vote by proxy over the Internet or by telephone by following the instructions contained in the Availability Notice.  If you hold shares in “street name,” you also may vote by proxy over the Internet or by telephone by following the instructions provided in the Availability Notice or the proxy card.  Internet and telephone voting are available 24 hours a day until 11:59 P.M. Eastern Time on Sunday, November 18, 2012. To vote via the Internet, visit www.proxyvote.com and follow the instructions on that website.  To vote by telephone, use a touch-tone phone to call the toll free number set forth on the Availability Notice, which is 1-(800) 690-6903, and then follow the voice prompts.  Our Internet and telephone voting procedures are designed to authenticate stockholders by using individual control numbers, which are located on the Availability Notice.  If you vote over the Internet or by telephone, you do not need to return your proxy card.

Voting by Mail.  If you request printed proxy materials to be mailed or emailed to you, you can vote by mail pursuant to the instructions provided on the proxy card.  If you hold shares in “street name” and request to receive printed proxy materials by mail, you can vote by mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee.  In order to be effective, completed proxy cards must be received by no later than 9:00 A.M. Pacific Time on Monday, November 19, 2012.  If you vote by mail, simply mark your proxy, date and sign it, and return it in the business reply envelope provided with the Proxy Statement.

Voting in Person at the Annual Meeting.  Whichever voting method you use, you may still vote at the Annual Meeting if you decide to attend in person.  However, if your shares are held for you in “street name,” you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

Voting on Other Matters.  If other matters are properly presented for a vote of the stockholders at the Annual Meeting, the Board of Directors will have discretion to determine how shares for which proxies have been received will be voted on such matters.  As of the date of this Proxy Statement, we did not know of any other matters to be presented for a vote of the stockholders at the Annual Meeting.

All shares that are properly voted by a stockholder, whether over the Internet or by telephone or mail, and not properly revoked, will be voted at the Annual Meeting in accordance with the stockholder’s voting instructions or, if a stockholder does not provide voting instructions, then in accordance with the recommendations of the Board of Directors.

What if I Hold My Shares Through a Broker or Other Nominee?

If your shares are held in a brokerage account or by a nominee holder, you are deemed to hold your shares in “street name”.  In that event, you are considered to be the “beneficial owner” of those shares and the broker or other nominee holder is the record owner of your shares.  Under rules applicable to securities brokerage firms, a broker who holds shares in “street name” for a customer does not have the authority to vote those shares on any “non-routine” proposal, such as the election of directors, except in accordance with voting instructions received from the customer.  On the other hand, a broker may vote a customer’s shares on certain “routine” proposals (such as ratification of the appointment of independent registered public accountants), if the broker has transmitted proxy-soliciting materials to the beneficial owner but has not received instructions from that owner on such proposals.

What are Broker Non-Votes and How Will They Affect the Voting at the Annual Meeting?

When a broker has not received voting instructions from its customer, the broker may not vote the customer’s shares on a non-routine proposal submitted to a vote of the stockholders, but may exercise discretion to vote those shares by proxy on any routine proposal.  The election of directors and the proposals with respect to the Company’s executive compensation programs and the frequency of advisory votes thereon constitute non-routine proposals.  On the other hand, the ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for fiscal 2013 is a routine proposal.  If a broker chooses to vote a customer’s shares on that proposal, the customer’s shares will be deemed to be present by proxy and will count toward a quorum at the Annual Meeting.  However, the customer’s shares cannot be voted on and, therefore, will be deemed to constitute “broker non-votes” with respect to the non-routine proposals.

As a result, broker non-votes will not be counted as present and entitled to be voted, and will not affect the outcome of the voting on, the election of directors (Proposal No. 1), the approval, on an advisory basis, of the Company’s executive compensation program (Proposal No. 3), or the approval, on an advisory basis, of the frequency of voting in the future on the Company’s executive compensation programs (“Proposal No. 4).  By contrast, all shares voted by brokers on ratification of the appointment of the independent registered public accounting firm (Proposal No. 2) will be counted and, as a result, will not constitute broker non-votes with respect to that proposal.

What will be the Effect of Abstentions at the Annual Meeting?

When an eligible voter attends the Annual Meeting in person but decides not to vote on a proposal, his or her decision not to vote is called an “abstention.”  In addition, properly executed proxy cards that are marked, and proxies voted over the Internet or by telephone with instructions to, withhold authority or abstain, on any proposal will be treated as abstentions with respect to that proposal.  We will treat abstentions as follows:

•
abstention shares will be treated as not voting for purposes of determining the outcome of the voting on any proposal for which the minimum vote required for approval of the proposal is a majority (or some other percentage) of the votes actually cast, and thus will have no effect on the outcome of the voting on the proposal; and

•
abstention shares will have the same effect as votes against a proposal if the minimum vote required for approval of the proposal is a majority (or some other percentage) of all of the shares that are outstanding and entitled to vote on the proposal.

How Can I Revoke My Proxy?

If you are the record owner of your shares and, after you have returned your proxy, you decide to change your vote, you may do so by taking any one of the following actions:

•
Sending a written notice that you are revoking your proxy addressed to: Corporate Secretary, Collectors Universe, Inc., P.O. Box 6280 Newport Beach, California 92658 and then voting again by one of the methods discussed above.  To be effective, the notice of revocation must be received by the Company by no later than 7:30 A.M. Pacific Time on November 19, 2012.

•
Giving us another proxy (by mail, over the Internet or by telephone) at a later date than the earlier proxy you have chosen to revoke.  To be effective, that later proxy must be received by the Company before the Annual Meeting commences.  If you return a later proxy by mail, but you fail to date or to sign that later proxy, however, that later proxy will not be treated as a revocation of your earlier proxy and your shares will be voted in accordance with the instructions on your earlier proxy or in accordance with the recommendations of the Board of Directors (in the event you failed to specify voting instructions on that earlier proxy).

•	Attending and voting in person or by proxy at the Annual Meeting in a manner different than the instructions contained in your earlier proxy.

However, if your shares are held by a broker or other nominee, and you want to change the voting instructions you have previously given to the broker or nominee, you will need to contact your broker or nominee to ascertain the actions you will need to take to change your previous voting instructions.

Who Will Bear the Cost of this Proxy Solicitation?

The cost of soliciting proxies from stockholders will be paid by us.  In addition, following the mailing of the Availability Notice, our directors, officers and regular employees may solicit proxies by mail, telephone, e-mail or in person, but will not receive any compensation from us for doing so.  Brokerage firms, banks, trustees and other nominees holding shares of our common stock of record will be requested to forward proxy soliciting materials to the beneficial owners of such shares and will be reimbursed by us for their charges and expenses in connection therewith.  In addition, we may use the services of individuals or companies we do not regularly employ in connection with the solicitation of proxies if management determines that it is advisable to do so.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information, as of September 28, 2012 regarding our shares of common stock beneficially owned by (i) persons known by us to own beneficially more than 5% of our outstanding shares, (ii) the incumbent directors and the nominees for election to the Board of Directors at the upcoming Annual Meeting, (iii) the Company’s executive officers, and (iv) all of the directors and executive officers as a group.  Unless otherwise indicated, the address of each beneficial owner in the table below is c/o Collectors Universe, Inc., 1921 E. Alton Avenue, Santa Ana, California 92705.

	Shares Beneficially Owned(1)(2)
	Number		Percent of Class

David G. Hall	1,041,899	(3)	12.8%
P.O. Box 6280 Newport Beach, CA 92658

Richard Kenneth Duncan Sr.	955,992		11.8%
8435 Katy Freeway, Houston, Texas 77024

Renaissance Technologies, LLC	576,519	(4)	7.1%
800 Third Avenue New York NY 10022

Sophrosyne Capital LLC	434,100		5.4%
156 East 36th Street At 2 Sniffen Court New York, NY 10016

Van D. Simmons	280,087	(5)	3.4%
A. Clinton Allen	125,333	(6)	1.5%
Joseph J. Wallace	124,340	(7)	1.5%
A. J. Bert Moyer	73,746	(6)	*
Michael J. McConnell	61,198	(8)	*
Deborah A. Farrington	52,745	(6)	*
Bruce A. Stevens	30,643	(6)	*
Robert G. Deuster	200		*
All Directors and Executive Officers, as a group (8 persons)	1,789,992	(9)	21.7%

*	Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC.  Under those rules and for purposes of the table above (i) if a person has decision making power over either the voting or the disposition of any shares, that person is generally deemed to be a beneficial owner of those shares; (ii) if two or more persons have decision making power over either the voting or the disposition of any shares, they will be deemed to share beneficial ownership of those shares, in which case the same shares will be included in share ownership totals for each of those persons; and (iii) if a person held options or warrants to purchase shares that were exercisable on, or became exercisable within 60 days of, September 28, 2012 that person will be deemed to be the beneficial owner of those shares and those shares (but not shares that are subject to options or warrants held by any other stockholder) will be deemed to be outstanding for purposes of computing the percentage of the outstanding shares that are beneficially owned by that person.

(2)
Unless otherwise indicated in the footnotes below, the persons named in the above table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

(3)
Includes (i) 51,066 shares held in grantor trusts established for Mr. Hall’s children (the “Trust Shares”).  Mr. Hall may, under limited circumstances, exercise dispositive power (but he does not have voting power) over the Trust Shares and, for that reason, may be deemed to share dispositive power over those shares with the trustees of those trusts.

(4)
According to a report filed by Renaissance Technologies, LLC (“RTC”) with the SEC, RTC and Renaissance Technologies Holding Corporation, majority owner of RTC (“RTC Holdings”), have sole voting power with respect to 556,219 of the shares and share dispositive power with respect to 566,921 of these shares.  The report also states that certain funds and accounts managed by RTC have the right to receive dividends and proceeds from the sale of the shares and that RIEF Trading LLC holds of record more than 5% of those shares.

(5)
Includes 17,021 of the shares held by the grantor trusts established by Mr. Hall for his children that are referred to in footnote (3) above, because Mr. Simmons is a trustee for certain of those trusts.  As trustee, he exercises voting power, and shares dispositive power with Mr. Hall, with respect to those 17,021 shares and, therefore, those shares are included in both of their respective share ownership totals.  Mr. Simmons does not have any financial or pecuniary interest in any of the shares held in these trusts.  Also includes (i) 16,500 shares which Mr. Simmons may purchase by exercising director options that were exercisable on September 28, 2012 or will become exercisable within 60 days thereof and (ii) 574 restricted shares of common stock that will vest on November 19, 2011 provided Mr. Simmons continues in the service of the Company as a director until that date.

(6)
Includes the following numbers of shares which may be purchased on exercise of director stock options that were exercisable on or will become exercisable within 60 days of September 28, 2012; Mr. Allen—44,000 shares; Ms. Farrington—16,500 shares; and Mr. Moyer—41,250 shares.  The share totals of each of Ms. Farrington and Messrs. Allen, Moyer and Stevens also include 574 restricted shares of common stock that are scheduled to vest on November 19, 2011 provided they continue in the Company’s service as directors until that date.

(7)
The number of shares shown as beneficially owned by Mr. Wallace, the Company’s Chief Financial Officer, include (i) 12,750 shares of common stock that may be purchased by exercise of employee stock options on or within 60 days of September 28, 2012; and (ii) a total of 24,628 restricted shares of common stock which, subject to continuing service, will vest and cease to be subject to the risk of forfeiture in installments, as follows: 9,501 shares in fiscal 2013, 7,001 shares in fiscal 2014, 5,001 shares in fiscal 2015 and 3,125 shares in fiscal 2016, respectively.

(8)
Included in the number of shares of common stock beneficially owned by Mr. McConnell, the Company’s Chief Executive Officer, are a total of 16,669 restricted shares which, subject to continuing service, will vest in installments as follows: 13,335 shares in fiscal 2013 and 3,334 shares in fiscal 2014, respectively.

(9)
Includes a total of 131,000 shares which our directors and executive officers have the right to acquire by exercise of stock options that were exercisable on, or will become exercisable within 60 days of, September 28, 2012 and the restricted shares of common stock set forth in the footnotes above.

ELECTION OF DIRECTORS

(Proposal No. 1)

The authorized number of the Company’s directors currently is seven.  However, the Board of Directors has approved an increase in that number to eight effective at the conclusion of the Annual Meeting, because the Board has nominated eight candidates for election to the Board at that Meeting.  Directors are elected to serve for a term of one year or until their successors are elected and duly qualified.  The Board of Directors has nominated, for election at the Annual Meeting, the eight nominees named below to serve as the Company’s directors for a term of one year ending on the date of the 2013 Annual Meeting or until their successors are elected and qualified.  Unless authority to vote has been withheld, proxies received by us from our stockholders will be voted by named proxy holders at the Annual Meeting for the election of all eight of the nominees named below.

All of the nominees are presently directors of the Company and were elected to the Board of Directors by the Company’s stockholders at the Company’s 2011 Annual Meeting of Stockholders, except for Robert G. Deuster, who is standing for election to the Board for the first time.  Mr. Deuster has been hired to succeed Mr. McConnell as the Company’s Chief Executive Officer, due to his retirement from that position effective October 15, 2012.  See “Director Nominees – New Chief Executive Officer” below.

All of the nominees have consented to serve, if elected.  If any nominee becomes unavailable for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.  The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

Director Nominees

The names and certain information, as of September 28, 2012 concerning the nominees for election as directors are set forth below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
“FOR” THE ELECTION OF THE DIRECTOR NOMINEES NAMED BELOW

Nominees	Age	Director Since	Principal Occupation
A. Clinton Allen	68	2001	Chief Executive Officer of A. C. Allen & Company
Deborah A. Farrington	62	2003	General Partner of StarVest Partners, L.P.
David G. Hall	65	1986(2)	President of the Company
A. J. “Bert” Moyer	68	2003	Business Consultant and Private Investor
Van D. Simmons	61	1986(2)	President of DHRCC, Inc.
Bruce A. Stevens	70	2006	Industry Partner with Cordova, Smart & Williams, LLC
Michael J. McConnell	46	2007	Chief Executive Officer of the Company(1)
Robert G. Deuster	62	N/A	Private Investor, New Chief Executive Officer of the Company(1)

(1)
Mr. McConnell advised the Board of a desire, for personal reasons, to relinquish his position as the Company’s CEO at such time as the Company completed a search for and hired a new CEO.  That search has led to the hiring of Mr. Deuster to replace Mr. McConnell as the Company’s CEO effective October 15, 2012.  If re-elected at this Annual Meeting, Mr. McConnell will continue to serve as a non-employee director of the Company.

(2)
Although Collectors Universe, Inc. was organized in February 1999, Messrs. Hall and Simmons were both founders and served as directors of its predecessor company, Professional Coin Grading Service, Inc. beginning in 1986.

Mr. A. Clinton Allen has been Chairman and Chief Executive Officer of A.C. Allen & Company, a consulting firm, since 1987.  He has been a director of the Company since 2001 and Chairman of the Board of Directors since December of 2002.  Mr. Allen is the Lead Director of LKQ Corporation, a publicly traded supplier of recycled OEM automotive parts.  He is also a director and Vice Chairman of Avantair, Inc., a publicly traded provider of fractional aircraft shares for business and personal use, and a director of Brooks Automation, a publicly traded provider of integrated tool and factory automation solutions for the global semiconductor and related industries.  Mr. Allen served as a director of Steinway Musical Instruments Company, a publicly traded manufacturer of pianos and other musical instruments, from 1999 and served as its Lead Director from 2003 until his retirement from that board of directors in May 2011.  Mr. Allen provided the original financing for Blockbuster Entertainment Corporation, was one of its founding directors and served on its board until that company was acquired by Viacom/Paramount in September 1994.  Mr. Allen holds an Executive Masters Professional Director Certification from the American College of Corporate Directors, a director education and credentialing organization.  The Company believes that Mr. Allen's financial and business expertise, combined with his experience as an executive and director of other companies, both public and private, as well as his years of experience providing strategic advisory services, qualifies him to serve as the non-executive Chairman of our Board of Directors and as a member of the Board.

Deborah A. Farrington is a founder and President of StarVest Management, Inc. and is, and since 1999 has been, a general partner of StarVest Partners, L.P., a venture capital fund that invests primarily in emerging software and business services companies.  From 1993 to 1997, Ms. Farrington was President and Chief Executive Officer of Victory Ventures, LLC, a New York-based private equity investment firm.  Also during that period, she was a founding investor and Chairman of the Board of Staffing Resources, Inc., a diversified staffing company that grew from $17 million to $300 million in annual revenues while she served on its board.  Prior to 1993, Ms. Farrington held management positions with Asian Oceanic Group in Hong Kong and New York, Merrill Lynch & Co. Inc. and the Chase Manhattan Bank.  Ms. Farrington serves on the board of directors of NetSuite, Inc., a New York Stock Exchange-listed company where she is Lead Director and Chairman of the Compensation Committee, and on the boards of directors of Host Analytics, Inc., PivotLink, Inc., The Receivables Exchange and Xignite, Inc., all of which are private companies.  She also serves on the board of directors of Opportunity International, a nonprofit organization that provides financial products and strategies to over two million people working their way out of poverty in the developing world.  Ms. Farrington holds a Master Professional Director Certification from the American College of Corporate Directors, a director education and credentialing organization.  She is a graduate of Smith College and received an MBA from the Harvard Business School.  We believe that Ms. Farrington brings valuable experience and insight to our Board of Directors, having helped to finance and serve as a director of numerous emerging growth companies.  She also is knowledgeable with respect to and plays a key role in the formulation and evaluation of the Company’s executive compensation programs and has served as Chairperson of our Compensation Committee since joining our Board of Directors.

David G. Hall has served as President of Collectors Universe since October 2001 and as a director since its founding in February 1999.  From April 2000 to September 2001, Mr. Hall served as the Chief Executive Officer of the Company and as Chairman of the Board from February 1999 to October 2001.  Mr. Hall was a director of Professional Coin Grading Service, Inc., and was its Chief Executive Officer from 1986 to February 1999, when it was acquired by the Company.  Mr. Hall was honored in 1999 by COINage Magazine as Numismatist of the Century, along with 14 other individuals.  In 1990, Mr. Hall was named Orange County Entrepreneur of the Year by INC. Magazine.  In addition, Mr. Hall has written A Mercenary’s Guide to the Rare Coin Market, a book dedicated to coin collecting.  Mr. Hall invented and introduced the concept of, and developed the business of, independent third party grading of high value collectible coins and sports cards.  He is also known in the numismatics community as one of the leading experts in identifying and grading high value collectible coins, and he is in demand as a speaker at coin conventions and trade shows.  Mr. Hall holds a Professional Director Certification from the American College of Corporate Directors, a director education and credentialing organization.  We believe that, as the Company’s President and a member of our Board of Directors, he lends great credibility to the Company among collectibles dealers and collectors, and he brings to the Board valuable insight about the collectibles markets generally and the collectibles coin market in particular.

A. J. “Bert” Moyer has been a business consultant and private investor since April 2002.  From March 1998 until February 2000, he served as Executive Vice President and Chief Financial Officer of QAD, Inc., a leading provider of enterprise resource planning software applications for global manufacturing companies.  Between September 2000 and February 2002, Mr. Moyer was engaged as a consultant to QAD, Inc., assisting in the Sales Operations of the Americas Region.  He served as president of the commercial division of the Profit Recovery Group International, Inc. from March until July 2000.  Prior to joining QAD, Inc. in 1998, Mr. Moyer was Chief Financial Officer of Allergan, a publicly traded specialty pharmaceutical company based in Irvine, California and prior to that he served as Chief Financial Officer of Western Digital, a publicly traded manufacturer of hard drives.  Mr. Moyer currently serves on the boards of directors of CalAmp Corp., Virco Manufacturing Corporation, and MaxLinear, Inc., all of which are public companies.  In addition, Mr. Moyer served on the boards of directors of two additional public companies, LaserCard Corporation and Occam Networks, Inc., until January 2011 and February 2011, respectively.  Mr. Moyer holds a Professional Director Certification from the American College of Corporate Directors, a director education and credentialing organization.  Mr. Moyer received his Bachelor of Science degree in Business Administration from Duquesne University and graduated from the Advanced Management Program at the University of Texas.  Mr. Moyer brings a combination of managerial and financial experience and know-how to the Board, having served in both operational and financial management positions with a number of publicly traded companies.  More particularly, due to his experience as a Chief Financial Officer of publicly traded companies, he is familiar with the accounting and financial reporting requirements applicable to and the financial issues faced by public companies, making him an effective member of Audit Committee, of which he is the Chairman.

Van D. Simmons has been the President of DHRCC, Inc., a direct seller of rare coins since October 2000, a position he also held from 1981 to February 1997.  From July to October 2000, he served as Vice President of Sales of the Company’s Bowers and Merena Division.  He served as Chairman of the Board of David Hall’s North American Trading, LLC, a retailer of rare coins, from February 1997 to July 2000.  Mr. Simmons was a founding director of the Company in February 1999 and was also a founder and served as a director of its predecessor company, Professional Coin Grading Service, Inc., from 1986 to February 1999.  Mr. Simmons holds a Professional Director Certification from the American College of Corporate Directors, a director education and credentialing organization.  Mr. Simmons possesses a keen understanding of the collectible coin market, which has proven to be valuable to the Board in understanding that market and in evaluating and approving the Company’s strategic initiatives in that market.

Bruce A. Stevens is an Industry Partner with CSW Private Equity Investments, LLC, a private equity firm that focuses its investments on lower middle market companies that are engaged in businesses with which the partners of the firm have had operating experience.  Currently, Mr. Stevens is the CEO of Berkshire Blanket, a CSW portfolio company.  Berkshire Blanket is the category leader of blankets and throws in the United States.  From 1985 until his retirement in January 2008, Mr. Stevens was the President and Chief Executive Officer of Steinway & Sons, a wholly owned subsidiary of Steinway Musical Instruments, Inc., which is the maker of fine pianos with manufacturing operations in the United States and Germany and operational facilities in China, Japan and the UK.  He also served as a member of the board of directors of Steinway Musical Instruments, Inc. from 1996 until his retirement in January 2008.  Before joining Steinway & Sons, Mr. Stevens was employed by Polaroid Corporation for nearly 18 years where he held various positions in both its domestic and international divisions.  Mr. Stevens served on the Board of Trustees at the Manhattan School of Music in New York City until July 2011.  He also has served on the boards of directors of numerous industry and music education organizations, such as the Piano Manufacturers Association International, American Music Conference, Winchester Community Music School and Winchester Foundation for Educational Excellence.  Mr. Stevens earned a Bachelor’s Degree in Economics from the University of Pennsylvania, and has earned an Executive Masters Professional Directors’ Certification, the highest award, from the American College of Corporate Directors, which he earned by completing a minimum of 150 hours of public company director education.  Having been the President and CEO of a consumer products company, Mr. Stevens brings to the Board considerable knowledge and experience in identifying and evaluating economic and market challenges faced by the Company.  This expertise has been of particular benefit to the Board when reviewing and evaluating marketing and strategic initiatives proposed by management.

Michael J. McConnell is, and since March 2009 has served as, the Company’s Chief Executive Officer, and is, and since July 2007 has been, a director of the Company.  He also serves as a non-executive director of PaperlinX Limited and Redflex Holdings Limited, both of which are public companies listed on the Australian Securities Exchange.  From 1998 to 2008, Mr. McConnell was a Managing Director and a member of the Executive Committee of Shamrock Capital Advisors, Inc., a manager of private equity, real estate and direct investment funds, including the Shamrock Activist Value Funds.  Prior to joining Shamrock in 1994, Mr. McConnell held various management positions at PepsiCo, Merrill Lynch and Kidder Peabody.  Mr. McConnell formerly served on the boards of directors of Ansell Limited, Nuplex Industries, Force Corporation, iPass, Inc., Port-link International, MRV Communications, Cosmoline Limited and Neo Technology Ventures.  Mr. McConnell received his B.A. in Economics from Harvard University and his MBA from the Darden School of the University of Virginia.  We believe that, as a result of his past experience, including managing an investment fund focusing on “small-to-medium cap” public companies and serving as a director of a number of such companies, Mr. McConnell adds valuable strategic and managerial experience to the Board.  As described below, Mr. McConnell will, for personal reasons, be relinquishing his position as CEO in mid-October; however, he is committed to remaining and making a significant contribution to the Company as a member of the Board of Directors.

Robert G. Deuster is the incoming Chief Executive Officer of the Company, succeeding Michael J. McConnell, who is retiring from that position, effective October 15, 2012.  Mr. Deuster served as Chairman and Chief Executive Officer of Newport Corporation, a public company that is a global supplier of laser, optical and motion control products, from May 1996 until his retirement in October of 2007.  He also served as President of Newport from May 1996 until July 2004, and in June 1997 became Chairman of the Board.  From 1985 to 1996, Mr. Deuster served in various senior management positions at Applied Power, Inc. (now Actuant Corporation, a New York Stock Exchange listed company), which is a global manufacturer of electrical and hydraulic products, serving as Senior Vice President of the Distributed Products Group from 1994 to 1996, President of the Barry Controls Division from 1989 to 1994, President of the APITECH Division from 1986 to 1989 and Vice President of Sales and Marketing of the Enerpac Division from 1985 to 1986.  From 1975 to 1985, he held engineering and marketing management positions at General Electric Company's Medical Systems Division.  Mr. Deuster currently serves on the boards of directors of two public companies: Symmetry Medical Inc., which provides medical devices and solutions to the global orthopedic market, and Pico Holdings, Inc., which acquires and develops unique undervalued assets, including water assets, land, and other businesses in strategic areas.  He also serves as a director of Ondax, Inc., a private optical components company.  Mr. Deuster received a B.S. in Electrical Engineering from Marquette University in 1973.  Mr. Deuster is a member of the National Association of Corporate Directors.  The Board believes that Mr. Deuster’s extensive management experience, including as a CEO of and a senior executive at other public companies, combined with his experience as an independent director of both public and private companies, qualifies him to serve as a member of our Board of Directors.  In addition, because Mr. Deuster will be the Company’s Chief Executive Officer, the Board of Directors believes that his participation as a member of the Board will facilitate communication between the outside Board members and management.

New Chief Executive Officer

The Board was informed by Mr. McConnell that, for personal reasons, he did not plan to seek a renewal of his employment as CEO beyond the term of his existing employment agreement, which was to have expired on June 30, 2013; although it was his desire to remain as a non-employee member of the Board.  He also advised the Board that, if it would facilitate the search for a new CEO, he would be willing to relinquish his position as CEO as soon as the Company was able to hire his successor.

That search culminated in the hiring, on October 10, 2012, of Robert G. Deuster as the Company’s new CEO, under a one-year employment agreement.  Mr. Deuster’s employment as CEO will commence on October 15, 2012, at which time Mr. McConnell will resign from that position.

Mr. McConnell will remain in the Company’s employ, under an amended employment agreement, for a period of six months, primarily to assist with this transition in management.  He has been nominated for re-election to the Board at the upcoming Annual Meeting and, if re-elected, he will continue to serve as a member of the Board of Director after his employment with the Company ends on April 15, 2013.

Information regarding the terms of Mr. Deuster’s employment agreement and the terms of Mr. McConnell’s amended employment agreement is set forth below in the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Employment Agreements”.

Family Relationships

There are no family relationships among any of the Company’s officers or directors.

THE BOARD OF DIRECTORS

The Role of the Board of Directors

In accordance with Delaware law and the Bylaws of the Company, the Board of Directors oversees the management of the business and affairs of the Company.  The members of the Board keep informed about our business through discussions with senior management and other officers and managers of the Company and its subsidiaries, by reviewing analyses and reports sent to them by management and outside consultants, and by participating in Board and committee meetings.

Number of Directors

The Board of Directors currently consists of seven members.  Our Bylaws provide that the Board is authorized to change the authorized number of directors from time to time as it deems to be appropriate.  As discussed above, the Board has approved an increase in the authorized number of directors from seven to eight which will be effective at the conclusion of the Annual Meeting.

Attendance at Meetings

Our Board members are encouraged to prepare for and attend all meetings of the Board and the Board committees of which they are members.  During the fiscal year ended June 30, 2012 (“fiscal 2012”), the Board of Directors of the Company held a total of six meetings and all of the directors attended at least 75% of the total of those meetings and the meetings of the Board committees on which they served during that year.  In addition, all seven of the directors attended the Company’s 2011 Annual Meeting of Stockholders.

Term of Office of Directors/Annual Election of Directors

The Bylaws of the Company provide that directors are elected annually to serve for a term of one year ending at the Company’s next annual stockholders’ meeting or until their successors are duly elected.  If a vacancy occurs in any Board position between annual meetings, the Board may fill the vacancy by electing a new director to that position.  The Board may also create a new director position by increasing the authorized number of directors and electing a new director to hold that position for a term ending at the next annual stockholders’ meeting.

Majority Vote Requirement for Election to the Board

Our Board of Directors has adopted a majority-voting standard for uncontested director elections.  This means that, in an uncontested election, a nominee for director must receive a “majority of the votes cast” for his or her election to the Board.  An “uncontested election” is an election in which the number of nominees for director is not greater than the number of directors to be elected.  A “majority of the votes cast” means that the number of votes “FOR” a nominee for director must exceed 50% of the votes cast in his or her election.  Shares voted as “withhold authority” to vote on the election of a nominee will count as votes cast.  On the other hand, in a contested election, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors.  A “contested election” is an election in which the number of nominees for director is greater than the number of directors to be elected

The election of directors at this year’s Annual Meeting will be uncontested.  As a result, each director nominee has delivered an offer of resignation to the Board.  If any nominee fails to receive a majority of the votes cast in the election of directors at the Annual Meeting, the Board of Directors will have the right, in its discretion, to accept or reject that nominee’s offer of resignation.  If the Board accepts the resignation, it may either appoint another person to fill the vacancy created by the resignation or correspondingly reduce the authorized number of directors.  If the Board decides, instead, to reject the resignation, then, the nominee would continue to serve as a director until the next annual meeting, and in that event, the Board will be required to publicly disclose the reasons why it decided to reject the resignation of the nominee.

Director Independence and Diversity

Director Independence.  The Nominating and Governance Committee of the Board of Directors has determined, after careful review, that five of the seven members of the Board -- Ms. Farrington and Messrs. Allen, Moyer, Simmons and Stevens -- are independent, under the definition of independence set forth in the NASDAQ Listing Rules applicable to companies with shares listed on the NASDAQ Global Stock Market (the “NASDAQ Listing Rules”).  Messrs. McConnell and Hall do not qualify as independent directors, because they are officers of the Company and, therefore, are management directors.  In reaching this conclusion regarding the independence of the non-management directors, the Nominating and Governance Committee considered all relevant facts and circumstances with respect to any direct or indirect relationships that may exist or may have existed in the past between the Company and any of those directors and concluded that such relationships, if any, whether present or past, have no material effect on their independence.

If Mr. Deuster is elected to the Board of Directors at the upcoming Annual Meeting, he will be a management director, because of his position as the Company’s CEO.  However, the five independent directors will continue to comprise a majority of the members of the Board.

In addition, all of the members of the Audit, Compensation and Nominating and Governance Committees, which comprise the Board’s standing committees, are independent directors.  See “—Committees of the Board of Directors” below.

Diversity.  The Board of Directors and its Nominating and Governance Committee believe that differences in experience, knowledge, skills and viewpoints enhance the Board of Directors’ performance.  Accordingly, the Nominating Committee considers such diversity in selecting, evaluating and recommending proposed Board nominees.  However, neither the Board nor the Nominating Committee has implemented a formal policy with respect to the consideration of diversity for the composition of the Board of Directors.

Board Leadership Structure and the Role in Risk Oversight

Board Leadership Structure.  The Board does not have a formal policy with respect to whether the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from among the non-employee directors or management.  The Board believes that it should be free to make a choice from time to time in any manner that is in the best interests of the Company and its stockholders.  Nevertheless, since 2002, it has been the practice of the Board for the position of Chairman to be held by an independent non-employee director as an aid in the Board’s oversight of management.

The Board’s Role in Risk Oversight.  The responsibility for the day-to-day management of risk lies with the Company’s management.  It is the Board’s role to oversee the risk management process to ensure that it is properly designed, well functioning and consistent with the Company’s overall corporate strategy.  In fulfilling that oversight role, the Board focuses on the adequacy of the Company’s risk management process and overall risk management system.  The Board believes that an effective risk management system will (i) adequately identify the material risks to the Company’s business, (ii) monitor the effectiveness of the risk mitigating policies and procedures, and (iii) provide management with input with respect to the risk management process.

More particularly, the Board has tasked its Audit Committee to perform a number of the Board’s risk oversight responsibilities.  Among other things, the Audit Committee works with management to highlight significant enterprise-wide risks, to evaluate operational plans that are designed to control and mitigate risks and to monitor and review the risk management function.  The Audit Committee also is responsible for the internal audit function, with that function reporting directly to the Audit Committee, overseeing the Company’s independent registered public accounting firm and reviewing reports from management and the internal auditor regarding the adequacy and effectiveness of various internal controls.

In addition to the Audit Committee, both the Board’s Compensation Committee and Nominating and Governance Committee consider risks within their respective areas of responsibility.  The Compensation Committee oversees risks associated with the Company’s compensation plans and programs and the Nominating and Governance Committee oversees risks associated with the Company’s corporate governance policies.

As a risk management measure, the Nominating and Governance Committee recommended and the Board of Directors approved the adoption, effective July 1, 2011, of a new Incentive Compensation Clawback policy.  Among other things, that policy provides that, if any of the Company’s previously published financial statements are restated due to a material noncompliance with any financial reporting requirements under the federal securities laws, the Company will seek to recover the amount by which any incentive compensation paid in the previous three years to any executive officer exceeds the incentive compensation which the Audit Committee determines would have been paid to such executive officer had such compensation been determined on the basis of the restated financial statements.

Communications with the Board

Stockholders interested in communicating with the non-management directors as a group may do so by writing to: Corporate Secretary, Collectors Universe, Inc., P.O. Box 6280, Newport Beach, California 92658, attention: Board of Directors.  The Corporate Secretary will review and forward to the appropriate member or members of the Board copies of all such correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board or its committees or that the Corporate Secretary otherwise determines requires their attention.  Concerns relating to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chairman of the Audit Committee and will be handled in accordance with procedures established by the Audit Committee.

Corporate Governance Policies

Our Board of Directors believes that sound governance practices and policies provide an important framework to assist the Board in fulfilling its duties to the Company’s stockholders.  In September 2004, our Board of Directors adopted the following governance policies, which include a number of policies and practices under which our Board had operated for some time, together with concepts suggested by various authorities in corporate governance and the requirements of the NASDAQ Listing Rules, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the Dodd Frank Wall Street Reform and Consumer Protection Act, adopted in July 2010 (“Dodd-Frank”).  In addition, each year the Board and its standing committees review and, as they deem appropriate, make changes to those governance principles. Some of the principal subjects covered by those policies include:

•
Director qualifications, including measuring each candidate’s independence, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries; his or her understanding of our business and the business environment in which we operate; and the candidate’s ability and willingness to devote adequate time and effort to Board responsibilities, taking into account the candidate’s employment and other board commitments.

•
Responsibilities of Directors, including acting in the best interests of all stockholders; maintaining independence; developing and maintaining a sound understanding of our business and the industry in which we operate; preparing for and attending Board and Board committee meetings; and providing active, objective and constructive participation at those meetings.

•
Director access to management and, as necessary and appropriate, independent advisors, including encouraging presentations to the Board from the officers responsible for functional areas of our business.

•
Maintaining adequate funding to retain independent advisors for the Board, as the Board deems to be necessary or appropriate, and also for its standing committees as the members of those committees deem to be necessary or appropriate.

•
Director orientation and continuing education, including programs to familiarize new directors with our business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts policies, code of business conduct and corporate governance guidelines.  In addition, each director is expected to participate in continuing education programs relating to developments in the Company’s business and in corporate governance.

•	Annual performance evaluation of the Board, including an annual self-assessment of the Board’s performance, as well as the performance of each of the Board’s standing committees.

•	Regularly scheduled executive sessions, without management, are held by the Board. In addition, the Audit Committee meets separately with the Company’s outside auditors.

Stock Ownership Guidelines

In May 2012, at the recommendation of the Nominating and Governance Committee, the Board of Directors adopted stock ownership guidelines for all non-management directors and the Named Executive Officers.  Under those guidelines, each non-management director is expected to own shares of Company common stock with an aggregate market value of not less than three times the director’s annual cash retainer (which, at the current annual retainer of $35,000, is $105,000 of Company shares).  As of September 28, 2012, the record date for the Annual Meeting, the number of shares owned by each non-management director (exclusive of non-vested restricted shares and shares subject to stock options) substantially exceeded this share ownership guideline.  Under these guidelines, the Company’s CEO is expected to own shares of Company common stock with a market value at least equal to three times his annual base salary, and each other Named Executive Officer is expected to own a number of shares with an aggregate market value of at least equal to two times his or her annual base salary.  As of September 28, 2012, all of the Named Executive Officers owned a number of shares that exceeded the respective share ownership guidelines applicable to them, except Michael McConnell, the Company’s CEO, who as of that date owned approximately $625,000 of Company shares.  Each non-management director and executive officer has five years from the later of the adoption of these guidelines or his or her appointment to the Board or as an executive officer of the Company to meet his or her applicable share ownership guideline.

The Director Nominating Process

In identifying new candidates for membership on the Board, the Nominating and Governance Committee will seek recommendations from existing Board members and executive officers.  In addition, the Committee will consider any candidates that may be recommended by any of the Company’s stockholders who submit such recommendations to the Board in accordance with the procedures described below.  The Board also has the authority to engage an executive search firm and other advisors as it deems appropriate to assist it in identifying qualified Board candidates.

In assessing and selecting new candidates for Board membership, the Nominating and Governance Committee considers such factors, among others, as the candidate’s independence, experience, knowledge, skills and expertise, as demonstrated by past employment and board experience, and the candidate’s reputation for integrity.  When selecting a nominee from among candidates being considered by the Committee, it conducts background inquiries of and interviews with the candidates that the Committee members believe are best qualified to serve as directors.  The factors that the Committee considers in making its selection of a nominee from among those candidates include: whether the candidate has the ability, willingness and enthusiasm to devote the time and effort required of members of the Board; the candidate’s independence, including whether the candidate has any conflicts of interest or commitments that would interfere with the candidate’s ability to fulfill the responsibilities of directors of the Company, including membership on Board committees; whether the candidate’s skills and experience would add to the overall competencies of the Board; and whether the candidate has any special background or experience relevant to the Company’s business.

Stockholder Recommendations of Board Candidates.  Any stockholder desiring to submit a recommendation for consideration by the Board of a candidate that the stockholder believes is qualified to be a Board nominee at any upcoming stockholders meeting may do so by submitting that recommendation in writing to the Board not later than 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to stockholders.  However, if the date of the upcoming annual stockholders meeting has been changed by more than 30 days from the anniversary date of the prior year’s annual meeting, the recommendation must be received within a reasonable time before the Company begins to print and mail its proxy materials for the upcoming annual meeting.  In addition, the recommendation should be accompanied by the following information:  (i) the name and address of the nominating stockholder and the person that the nominating stockholder is recommending for consideration as a candidate for Board membership; (ii) the number of shares of voting stock of the Company that are owned by the nominating stockholder, his or her recommended candidate and any other stockholders known by the nominating stockholder to be supporting the nomination of that candidate; (iii) a description of any arrangements or understandings that relate to the election of directors of the Company, between the nominating stockholder, or any person that (directly or indirectly through one or more intermediaries) controls, or is controlled by, or is under common control with, such stockholder, on the one hand, and any other person or persons (naming such other person or persons), on the other hand; (iv) such other information regarding each recommended candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) the written consent of the stockholder’s recommended candidate to be named as a nominee and, if nominated and elected, to serve as a director.  The Nominating and Corporate Governance Committee does not evaluate any candidate for nomination as a director any differently because the candidate was recommended by a stockholder.  No such recommendation was received from any stockholder with respect to the Annual Meeting.

Stockholder Nominations.  Our Bylaws provide that any stockholder also may nominate, at any annual meeting of stockholders, one or more candidates for election to the Board of Directors, by giving the Company written notice (addressed to the Secretary of the Company at the Company’s principal offices) of such stockholder’s intention to do so not later than 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to stockholders.  Such notice must be accompanied by the same information, described in the immediately preceding paragraph, regarding such candidate or candidates to be nominated for election to the Board and the nominating stockholder.  Any stockholder nomination at any annual meeting that does not comply with these Bylaw requirements shall be ineffective and disregarded.  No such notice was received from any stockholder with respect to this year’s Annual Meeting, and therefore, the Board’s nominees will be the sole candidates standing for election as directors at the Annual Meeting.  Accordingly, the election of directors will be uncontested.

Code of Business and Ethical Conduct

We have adopted a Code of Business and Ethical Conduct for our officers, employees and directors, as well as specific ethical conduct policies and principles that apply to our Chief Executive Officer, Chief Financial Officer and other key accounting and financial personnel.  A copy of our Code of Business and Ethical Conduct is available at the Investor Relations Section of our website at www.collectors.com.  We intend to disclose, at this location on our website, any amendments to our Code of Business and Ethical Conduct and any waivers of the requirements of that Code that may be granted to our Chief Executive Officer or Chief Financial Officer.  A copy of the Code of Business and Ethical Conduct will be made available in print, without charge, to any stockholder upon request.  Stockholders who wish to do so should make a request to: Corporate Secretary, Collectors Universe, Inc., P.O. Box 6280, Newport Beach, California 92658.

Committees of the Board of Directors

The Board has three standing committees:  an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.  Each of the members of those Committees qualifies as an independent director within the meaning of the NASDAQ Listing Rules and each of the members of the Audit Committee the enhanced independence requirements for audit committee members contained in Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Additional information regarding the members of each of those Committees, their responsibilities and the number of meetings held by those Committees during fiscal 2012 is set forth below.

Audit Committee

The members of the Audit Committee in fiscal 2012 were: A. J. Bert Moyer, its Chairman, Deborah A. Farrington and Bruce A. Stevens.  Our Board of Directors has determined that, in addition to qualifying as independent director, each of Mr. Moyer, Ms. Farrington and Mr. Stevens meets the definition of “audit committee financial expert” adopted by the SEC.  The Audit Committee has a written charter that specifies its responsibilities, which include oversight of the financial reporting process and system of internal accounting controls of the Company and appointment and oversight of the independent registered public accountants engaged to audit the Company’s financial statements.  In accordance with its charter and to ensure independence, the Audit Committee meets separately with our outside auditors, our internal auditor and members of management.  The Audit Committee held 10 meetings during fiscal 2012.

Compensation Committee

The members of the Compensation Committee in fiscal 2012 were: Deborah A. Farrington, its Chairperson, A. Clinton Allen, and A. J. Bert Moyer.  Our Board of Directors has adopted a charter setting forth the role and responsibilities of the Compensation Committee, which include reviewing and approving the salaries and establishing incentive compensation and other benefit plans for our executive officers.  The Compensation Committee held eight meetings during fiscal 2012.

Nominating and Governance Committee

The members of the Nominating and Governance Committee in fiscal 2012 were:  Bruce A. Stevens, its Chairman, A. J. Bert Moyer and Van D. Simmons.  This Committee has a written charter that specifies its responsibilities, which include: identifying and recommending nominees for election to the Board; making recommendations to the Board regarding the directors to be appointed to each of its standing Committees; reviewing the adequacy of and approving the compensation that is to be paid to non-management directors for their service on the Board and Board Committees; developing and recommending corporate governance guidelines for adoption by the Board of Directors; and overseeing the annual self-assessments by the Company’s Directors of the performance of the Board and its Committees.   The Committee held a total of seven meetings during fiscal 2012.

Committee Charters.  Stockholders can access our Board Committee Charters by visiting the Investor Relations Section of our website at www.collectors.com.  In addition, copies of those Charters will be made available in print, without charge, to any stockholder upon request made to the Corporate Secretary, Collectors Universe, Inc., P.O. Box 6280, Newport Beach, California 92658.

Other Governance Matters

In addition to the governance policies discussed above, our Chief Executive Officer and Chief Financial Officer have provided the certifications of our SEC filings required by Sections 302 and 906 of Sarbanes-Oxley each quarter since the certification rules were adopted.  You can access our news releases, SEC filings and other corporate governance materials, as well as the Board Committee Charters, by visiting the Investor Relations section of our website at www.collectors.com.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Based upon information made available to us, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its directors and officers were satisfied and timely made with respect to the Company’s fiscal year ended June 30, 2012, except for those described below.

We have determined that three Statements of Changes in Beneficial Ownership on Form 4 were filed late by Kenneth Duncan, who is the owner of more than 10% of our outstanding shares.  Those Statements disclosed the following transactions by him in shares of our common stock: (i) sales of a total of 20,000 shares between September 8, 2011 and September 9, 2011, the Form 4 for which was not filed until September 14, 2011; (ii) sales of a total of 7,000 shares on September 12, 2011, the Form 4 for which was not filed until September 16, 2011 and (iii) sales of a total of 21,000 shares between November 28, 2011 and November 29, 2011, the Form 4 for which was not filed until December 2, 2011.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2012 (the “2012 Financial Statements”).

The Audit Committee of the Board of Directors is responsible for assisting the Board in fulfilling its oversight responsibilities as they relate to the Company’s financial reporting, internal financial and accounting systems and accounting practices and policies.  The Board of Directors has adopted an Audit Committee charter that sets forth the authority and responsibilities of the Audit Committee.  You can view a copy of the charter at the Investor Relations section of our website at www.collectors.com.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles.  The Company’s independent auditors are responsible for auditing those financial statements.  The Audit Committee’s responsibility is to monitor and review these processes.  It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.  The members of the Audit Committee are not employees of the Company and no member of the Committee is, nor does any member of the Committee represent himself or herself to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing.  Therefore, the Committee members have necessarily relied, without independent verification, on management’s representation that the 2012 Financial Statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the Company’s registered independent public accounting firm included in their report on the 2012 Financial Statements.

In discharging its responsibilities, the Audit Committee met and held discussions with management and Grant Thornton LLP, the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2012 (“Grant Thornton”).  Management represented to the Audit Committee that the 2012 Financial Statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the 2012 Financial Statements with management and Grant Thornton.  The Audit Committee also discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380).

The Audit Committee has received from Grant Thornton the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with them their independence with respect to the Company and its management, and has considered whether Grant Thornton’s provision of any non-audit services was compatible with maintaining their independence.

Based on the discussions and reviews referenced in the two preceding paragraphs, the Audit Committee recommended that the Board of Directors approve the inclusion of the 2012 Financial Statements in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012, as filed with the SEC.

Respectfully Submitted,

A. J. Bert Moyer (Chairperson)
Deborah A. Farrington
Bruce A. Stevens

Notwithstanding anything to the contrary set forth in the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Audit Committee Report shall not be incorporated by reference into any such filings.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee charter provides that our Audit Committee will pre-approve all audit and non-audit engagements of any independent registered public accounting firms, including the nature of the services to be performed and the fees for such services, by specific approval of the Audit Committee, or its Chairman pursuant to authority specifically delegated to him or her by the Committee.  Any engagement approved by the Chairman pursuant to delegated authority is required to be reported to the Audit Committee at its next meeting.  Since the adoption of the charter, all audit and non-audit services provided by the Company’s independent registered accounting firms have been pre-approved by the Audit Committee.

Audit and Other Fees Paid in Fiscal 2012 and 2011

Audit Fees.  With respect to fiscal 2012 and 2011, Grant Thornton rendered audit services to us that consisted of the audit of our consolidated financial statements for the fiscal year ended June 30, 2012 and 2011 and reviews of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q filed with the SEC for the first three quarters of each of those years.  For fiscal 2012, audit services performed by Grant Thornton included an audit of the effectiveness of our internal control over financial reporting at June 30, 2012.  Audit fees paid to Grant Thornton for audit services in fiscal 2012 and 2011 totaled $266,000 and $232,000, respectively.

Audit-Related Fees.  Grant Thornton did not render any audit-related services with respect to fiscal 2012 or 2011.

Tax Fees.  Grant Thornton rendered tax planning and advisory services to us in fiscal 2012 and 2011, consisting primarily of (i) ongoing federal and state income tax compliance services, and (ii) research assistance with respect to certain tax issues and positions.  Grant Thornton received fees totaling $51,000 and $44,000 for those services in fiscal 2012 and 2011, respectively.

All Other Fees.  Grant Thornton did not provide any consulting or other services to us with respect to fiscal 2012 or fiscal 2011.

The Audit Committee determined that the provision by Grant Thornton of tax-related services in each of 2012 and 2011, and the fees paid by the Company for those services, were compatible with maintaining Grant Thornton’s independence.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 2)

The Audit Committee of our Board of Directors has selected Grant Thornton as our independent registered public accounting firm for our fiscal year ending June 30, 2013.  Grant Thornton audited our consolidated financial statements for the fiscal year ended June 30, 2012 and the effectiveness of our internal control over financial reporting at June 30, 2012.  A representative of Grant Thornton is expected to attend the Annual Meeting and will be afforded an opportunity to make a statement and to respond to appropriate questions from stockholders in attendance at the Meeting.

Proposal to Ratify Appointment of Independent Registered Public Accountants

A proposal will be presented at the Annual Meeting to ratify the Audit Committee’s appointment of Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2013. Although ratification by stockholders is not a prerequisite to the power and authority of the Audit Committee to appoint Grant Thornton as the Company’s independent registered public accountants, the Audit Committee considers such ratification to be desirable.  In the event of a negative vote on such ratification, the Audit Committee will reconsider this appointment.  Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee deems such a change to be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
“FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We have three executive officers, who are Michael J. McConnell, our Chief Executive Officer, David G. Hall, our President and Chief Operating Officer, and Joseph J. Wallace, our Chief Financial Officers (who, for ease of reference will sometimes be referred to as our “Named Executive Officers” or “NEOs”).  The Compensation Committee of our Board of Directors (or the Committee) establishes our executive compensation policies and objectives and determines the compensation that we pay to our Named Executive Officers.  In this section we discuss those policies and objectives and we analyze our fiscal 2012 executive compensation program in relation to those policies and objectives.

This section is divided into the following four subsections:

•	Executive Summary

•	Compensation Philosophy and Objectives

•	Elements of Executive Compensation

•	Other Compensation Considerations

Executive Summary

Fiscal 2012 in Review

In fiscal 2012, the Company delivered another year of solid financial results, generating record revenue of $48 million, operating income of $9 million and a return on invested capital of 51%.

Strategically, the Company maintained a leading market share position in its key US markets, while concurrently developing an international presence in both Europe and Asia.  In addition:

●	Diluted earnings per share, from continuing operations, increased 31% to $0.85 in fiscal 2012 from $0.65 per share in fiscal 2011.

●	We paid cash dividends in fiscal 2012 totaling more than $10 million to our stockholders, funded almost entirely with cash from operations.

●	We had a cash balance of $21.2 million at fiscal 2012 year-end and no debt.

•	We grew our coin grading operations in Europe and began offering coin grading services in Hong Kong.

●	We continued to enhance our e-Commerce capabilities and service offerings.

We Pay for Performance and Structure Executive Compensation to Align the Interests of our NEOs with those of our Stockholders

In May 2009, the Committee conducted a review of the relationship of the Company’s executive compensation programs to the Company’s financial and strategic objectives and the impact of those programs on stockholder value.  Based on that review, the Committee adopted an equity incentive compensation program for the Named Executive Officers for fiscal 2010, in place of a cash-based management bonus plan of the type adopted by the Committee in previous fiscal years.  Similar equity incentive programs were adopted for fiscal 2011 and fiscal 2012.

These equity incentive programs are designed to increase the alignment of the financial interests of our Named Executive Officers with those of our stockholders by rewarding those Officers for increases in our financial performance and in the trading prices of our shares.  In addition, equity incentive awards vest over multi-year periods in order to focus our executives on longer term goals, which was not possible with annual cash incentive programs.  In fiscal 2012, equity incentive compensation, in the form of restricted share awards, accounted for 60% and 45%, respectively, of the total compensation of our Chief Executive Officer and Chief Financial Officer.

Other Compensation Practices that Benefit our Stockholders

•
If earned, our annual equity awards become fully vested in installments, generally over a period of at least three years, to encourage key executives to remain in our employ and incentivize them to focus their efforts on longer term corporate goals.

•
Our insider trading policy prohibits our Named Executive Officers and other key executives from (i) hedging their economic interests in Company shares they own, (ii) holding Company shares in margin accounts and (iii) engaging in short sales.

•	Generally, we do not provide benefits or perquisites to our NEOs that are not provided to all of our full-time employees.

Adoption of New Policies to Increase the Alignment of the Interests of our NEOs with those of our Stockholders

To further align the interests of our Named Executive Officers with those of our stockholders, in fiscal 2012 we adopted:

•	Stock ownership guidelines for our Named Executive Officers and our directors; and

•
A claw-back policy that applies to incentive compensation that is earned on the basis of the Company’s financial performance, including any performance based restricted shares earned in fiscal 2012 or that may be earned in the future.

Compensation Philosophy and Objectives

We believe that the success of our business and the creation of long-term stockholder value depend to a large extent on our ability to retain and attract superior management employees, to pay for performance and to align the interests of our executive officers with those of our stockholders.  Therefore, when considering and approving our executive compensation programs, the Compensation Committee’s primary objectives are:

•
To ensure that the compensation we pay our executives is competitive and consistent with market conditions to enable us to attract and retain key executives, while at the same time, keeping executive compensation expense at a level that is reasonable in relation to our revenues and the scope of our business.

•
To reward our NEOs based, in large measure, on (i) the Company’s achievement of pre-established financial performance goals in order to tie a substantial percentage of their compensation to the Company’s financial performance; and (ii) the continued service of our executive officers with the Company, thereby providing incentives for our executive officers to remain in the service of the Company and to focus their efforts on longer-term, as opposed to shorter-term, corporate goals.

•
To more closely align the interests of our executive officers with those of our stockholders primarily by means of equity incentive awards that reward executives for performance that improves our operating results and increases the trading prices of our shares.

In 2012, a significant portion of the compensation of our Chief Executive and Chief Financial Officers was made dependent on the Company’s achievement of an annual operating income goal that required them to focus on generating increases in revenue while, at the same time, controlling operating expenses to improve the efficiency and profitability of the Company’s operations.

The Committee also appreciates the importance of achievements that may be difficult to quantify.  Accordingly, on occasion, the Committee awards discretionary compensation, either in the form of grants of non-vested restricted shares or cash, for extraordinary efforts such as the successful supervision of a major corporate project or demonstrated leadership ability.  No such compensation was awarded in fiscal 2012.

The compensation program for David G. Hall, the Company’s President and Chief Operating Officer, differs from the program adopted for the other Named Executive Officers.  In 2012 and 2011, Mr. Hall chose not to participate in the incentive compensation programs adopted for the other Named Executive Officers, because Mr. Hall believes that, as one of the Company’s founders and its largest stockholder, his interests are already aligned with those of our stockholders and he is incentivized to devote his efforts to the achievement of improvements in the Company financial results.  As a result, Mr. Hall’s compensation, in both 2012 and 2011, consisted solely of a fixed annual salary of $450,000, which is substantially less than he could have earned had he chosen to participate in the incentive compensation programs.

Compensation Consultants and Market Comparisons

Due to the relatively unique nature of our business, which consists primarily of the authentication and quality grading of rare coins and other high value collectibles, there are no public company peers against which we can directly compare our executive compensation program.  Moreover, our financial performance depends to a great extent on collectibles experts and on persons who have extensive experience in and have keen understandings of the collectibles markets.  For these reasons, and also to limit the administrative costs of our executive compensation programs, the Committee has rarely engaged outside compensation consultants to conduct benchmarking studies or to provide us with customized comparisons of our management compensation programs to those of other companies.  In determining the compensation to be paid to our Named Executive Officers for fiscal 2012, the Committee relied primarily on publicly available executive compensation surveys and studies of trends in public company executive compensation, supplemented by proprietary surveys that we obtained from outside compensation consulting firms.  Those proprietary surveys were not customized for us and did not benchmark the compensation of our executive officers to the compensation paid by other selected companies to their executive officers.  Instead they included data, compiled by those firms in the ordinary course of their businesses, relating to executive compensation generally being paid to executives by public companies, including companies with revenues and market capitalizations generally comparable to the Company’s revenues and market capitalization.

Elements of Executive Compensation

Type of Compensation	Form	Purpose	Performance Criteria

Cash	Base Salary	Fixed annual compensation to enable us to retain and attract key executives	Not performance-based

Equity	Annual Equity Awards (Non-Vested Restricted Shares)	Incentives to achieve annual Company financial goal, to encourage stock ownership and for retention purposes, or both and thereby align interests of NEOs and Stockholders	Operating income goal for the year of grant, continued service with the Company or both and designed to align the interests of NEOs and Stockholders

Benefits	Health and Welfare benefits	Provide competitive benefits to NEOs, which are the same as benefits provided to all employees generally	Not performance-based, but designed to align the interests of NEOs and Stockholders

Severance Arrangements(1)	Severance and Change of Control Compensation	To retain and recruit key executives and maintain a stable and effective management team in the event of a change of control	Not performance-based, but designed to align the interests of NEOs and Stockholders

(1)
Currently, only the CEO is entitled to severance compensation, which is payable on a termination of employment by the Company without Cause or by the CEO due to the occurrence of a Good Reason Event during the term of employment or within 12 months following a change of control of the Company.  No severance compensation is payable by reason of a change of control of the Company only.  The Compensation Committee has the authority to determine whether or not the vesting of non-vested restricted shares and non-vested stock options will be accelerated on the occurrence of a change of control of the Company.  See   “––Employment Agreements” below for additional information regarding severance compensation and change of control agreements.

Base Salary

We pay base salaries in amounts which the Committee believes will provide a guaranteed base amount of compensation sufficient to enable us to retain existing and attract new executive officers who have the requisite experience which we believe is needed to drive the growth of our business and achieve increases in profitability.  Base salaries reflect each NEO’s business experience, responsibility level and individual performance.  At the same time, the Committee balances the levels of guaranteed pay through base salaries with at-risk incentive pay, to properly manage the Company’s compensation-related risks.

The Committee establishes base salaries based primarily on reviews of publicly available executive compensation surveys and studies, sometimes supplemented by proprietary executive compensation data obtained from outside compensation consulting firms.  Salaries are reviewed periodically and adjusted as warranted to reflect sustained individual performance, responsibility level and comparable market salaries.  The following table summarizes adjustments made to the base salaries for the Named Executive Officers in 2012 compared to 2011:

Named Executive Officer	Base Salary	Change from 2011
Michael J. McConnell	$235,000	9.3%
David G. Hall	$450,000	0.0%
Joseph J. Wallace	$260,000	10.6%

Consistent with our salary reviews, Messrs. McConnell and Wallace each received a base salary increase in 2012.  The increases were made primarily to bring their salaries more closely in line with the salaries generally being paid by public companies of comparable size and capitalizations to their chief executive and chief financial officers, to take account of the Company’s growth and the improvement in its financial performance in 2011 and to enable us to achieve our goal of retaining the officers who we believe will be instrumental in enabling us to achieve our financial and other corporate goals in the future.

Equity Based Incentive Compensation

Prior to fiscal 2010, the Committee had adopted annual cash incentive programs for its NEOs, supplemented by grants of stock options to them.  At the end of fiscal 2009, the Committee conducted a review of the relationship between the Company’s executive compensation programs and the Company’s financial and strategic objectives and the impact of those programs on stockholder value.  Based on that review, the Committee decided to replace the cash incentive and stock option programs with an equity-based incentive compensation program providing for the grant to our NEOs of non-vested restricted shares, with vesting conditioned on the Company’s achievement of specific financial performance goals or the continued service of the NEOs with the Company, or both.  The first of such equity incentive programs was adopted in fiscal 2010 and the Committee adopted similar programs in fiscal 2011 and 2012.

In the view of the Committee, non-vested restricted share awards meet the following compensation objectives:

•
Pay for Performance.  These awards support the Committee’s pay-for-performance philosophy, because at least half of these awards are earned only upon achievement of a Company financial goal that is designed not only to lead to revenue growth, but also to improvements in the efficiency and profitability of the Company’s operations.

•
Alignment of Executives’ Interests with those of our Stockholders.  These equity incentive awards serve to align the interests of our executives with those of our stockholders, because they reward our NEOs and other key management employees for performance that will result in increases in the Company’s profitability and in the trading prices of the Company’s shares over multi-year vesting periods.

•
Retention.  All of the restricted stock awards contain multi-year vesting requirements to create financial incentives for our NEO’s and other key management employees to remain in our employ and focus on longer-term growth initiatives.

NEOs and other key management employees are eligible to receive grants of non-vested restricted shares annually, or at other times if circumstances warrant.  The Committee grants the restricted shares at the beginning of each fiscal year, at which time it determines the number of shares to be granted to each NEO, and the corporate performance goal that must be achieved and any other vesting conditions that must be satisfied for the restricted shares to be earned and become vested.  Those determinations are made on the basis of a number of factors, the most important of which are the executive's position with the Company and his or her importance, by reason of his or her position, experience and demonstrated management skills, to the Company’s achievement of short-term and longer-term financial performance goals.

To assure that these restricted share grants meet the Committee’s compensation objectives, non-vested restricted shares may not be sold, assigned, transferred or pledged, other than by will or laws of descent or pursuant to a divorce decree, and are subject to forfeiture in the event that a minimum or “threshold” financial performance goal is not achieved or there is a cessation of service with the Company prior to full vesting of the shares.

The following table sets forth the nature of and vesting provisions applicable to restricted stock grants that are made to our NEOs and other key executives under these equity incentive compensation programs.

Annual Equity Awards	Award Types	Vesting Provisions
Performance-Based	Non-Vested Restricted Shares	Earned only on achievement of an annual Company financial goal, with vesting based on employment generally over a period of three years from the award date.

Service-Based	Non-Vested Restricted Shares	Vesting is based on continued service with the Company, generally in equal quarterly installments over a period that ranges from two to four years from the award date.

Equity Incentive Grants for 2012

Set forth below is information regarding the non-vested restricted shares that were granted to our Named Executive Officers in fiscal 2012.  Of those shares, 50% were performance-based and the other 50% were service-based.

Performance-Based Restricted Shares.  For fiscal 2012, Messrs. McConnell and Wallace were granted 12,500 and 7,500 non-vested performance-based restricted shares, respectively.  The number of those shares which each of them could earn was based on the achievement of an operating income goal established on the date of grant.  For this purpose, operating income was defined as the Company’s 2012 operating income before non-cash stock based compensation expense, any non-cash impairments and any adjustment due to changes in accounting principles or practices.  Those operating income goals consisted of (i) a minimum or “threshold” performance goal of at least $9.9 million; (ii) an intermediary performance goal of $10.45 million; (iii) a target performance goal of $11.0 million, and (iv) a maximum performance goal of $12.1 million.  The Company’s achievement of the target performance goal was required for 100% of these performance-based restricted shares to be earned.  The following table sets forth the percentages of the performance-based restricted shares that would have been earned or forfeited based on whether or not and the extent to which the target goal was achieved or exceeded:

	Percent of Target Performance Goal	Percent of Target Shares Earned	Percent of Target Shares Forfeited
	Less than 90%	0%	100%
Threshold Performance	90% - 94.99%	60%	40%
Intermediary Performance	95% - 99.99%	80%	20%
Target Performance	100% – 109.99%	100%	0%
Maximum Performance	110% or greater	120%	0%

The Committee determined that in fiscal 2012 the Company generated operating income of approximately $10.7 million, or 97% of the target performance goal.  As a result, Messrs. McConnell and Wallace earned 10,000 and 6,000, or 80%, and forfeited the other 20%, of those non-vested performance-based shares, respectively.  In order to create an incentive for Messrs. McConnell and Wallace to remain in the Company’s service beyond June 30, 2012, only one third of the non-vested performance based shares earned by Messrs. McConnell and Wallace became vested as of June 30, 2012.  The vesting of the remainder of the non-vested performance-based shares earned by them was made contingent on their continued service with the Company over the succeeding two years, with vesting to occur in two equal annual installments on June 30, 2013 and June 30, 2014, respectively, in each case subject to their continued service with the Company.  As a result, if there were to be a cessation of Mr. McConnell’s service or Mr. Wallace’s service with the Company prior to either of those respective vesting dates, all of his then non-vested performance-based shares would be forfeited.

Service-Based Restricted Shares.  In fiscal 2012, Messrs. McConnell and Wallace were granted 12,500 and 7,500 non-vested service-based restricted shares, respectively.  In each case, vesting of these shares was made contingent on continued service with the Company over a multi-year period.  Mr. McConnell’s service-based restricted shares have been vesting in equal quarterly installments over a two year period that will end on June 30, 2013, which coincides with the expiration date of his employment agreement with the Company.  See “Employment Agreements” below.  Mr. Wallace’s service-based shares have been vesting in equal quarterly installments over a four year period that will end on June 30, 2015.  If there were to be a cessation of Mr. McConnell’s service or Mr. Wallace’s service with the Company prior to any of those respective dates, all of his then non-vested service-based shares would be forfeited.

Accelerated Vesting of Restricted Shares on the Occurrence of Certain Events.  However, the fiscal 2012 restricted shares awards granted to Messrs. McConnell and Wallace provide that, if an NEO’s employment is terminated by the Company without cause or by the NEO for Good Reason (as defined below), and that NEO did not remain in the service of the Company in another capacity, then, any non-vested restricted shares would become fully vested.  If a change of control of the Company, as defined in the 2006 Equity Incentive Plan, were to be consummated, then the Committee would have the discretion determine whether or not to accelerate the vesting of each NEO’s non-vested restricted shares.  In making that determination, the Committee will consider, in the case of a change of control in which the Company will not be the surviving corporation or the Company’s shares will be converted into cash or other property, whether and on what terms the surviving corporation is prepared to assume the Company’s obligations with respect to, or issue equivalent equity incentives in exchange for, the non-vested restricted shares of the NEOs.

An NEO will be entitled to terminate his or her employment for Good Reason upon the occurrence of a Good Reason Event provided the NEO gives the Company prior written notice of termination not later than 30 days thereafter.  A “Good Reason Event” means:  (i) the demotion of the NEO or a material reduction in the scope of his authority or the nature of his duties as an executive officer, (ii) a material reduction in the NEO’s base compensation, unless there are corresponding reductions in the base compensation of other senior executives at the Company, (iii) the relocation of the NEO to an office other than the Company’s headquarters office (other than on a temporary basis), or (iv) a material breach by the Company (or a successor corporation following a change of control) of any employment agreement between the NEO and the Company, unless the breach is cured within the succeeding 30 days.

Dividend Policy Applicable to Non-Vested Restricted Shares.  Prior to January 1, 2011, when the Company paid dividends on its outstanding shares, dividends allocable to any non-vested restricted shares that had been granted to NEOs were paid on those of such shares which were scheduled to vest in the immediately succeeding 12 months.  This practice was discontinued effective as of January 1, 2011.  As a result, no dividends declared after that date have been paid on any unvested restricted shares granted to any of our NEOs or other key management employees.  Instead, those dividends are being accrued and will be paid on non-vested restricted shares only if, when and to the extent those shares become vested; and, if any non-vested shares are forfeited because of a failure of any of the vesting conditions, any unpaid dividends that might have accrued on those shares will also be forfeited.

There were some non-vested restricted shares that were granted to NEOs in 2010, 2009 and 2007 on which dividends declared prior to fiscal 2011 were paid in fiscal 2011 and fiscal 2010.  The last of those dividends, totaling $495, was paid in the first quarter of fiscal 2012 and all of the non-vested shares on which dividends were paid subsequently became vested.

Benefits

The personal benefits provided to our Named Executive Officers are designed to establish a competitive benefits structure necessary to attract and retain key management employees.  These personal benefits are the same as those provided to all of our full time employees generally.  In 2012 there were no additional perquisites or other personal benefits approved by the Committee for the Named Executive Officers.

    Nonqualified Deferred Compensation Plans

We have not established any nonqualified deferred compensation plans or programs for our NEOs or any other of our employees.

    Employment Agreements

Employment Agreement with Mr. McConnell

Mr. McConnell has been employed as the Company’s CEO, at a base annual salary of $235,000, under an amended & restated employment agreement for a term that was scheduled to end on June 30, 2013.

As previously discussed, earlier this year Mr. McConnell advised the Board that, for personal reasons, he did not plan to remain in the Company’s employ as its CEO beyond the June 30, 2013 expiration date of his employment agreement.  He also offered to resign as CEO sooner, if that would facilitate the Company’s search for and hiring of a successor CEO.

That search culminated in the hiring of Robert G. Deuster as the Company’s new CEO, effective October 15, 2012.  Therefore, Mr. McConnell has agreed to step down as CEO as of that same date.  Mr. McConnell also has agreed to remain in the Company’s employ, pursuant to a new employment agreement, for an additional six months ending April 15, 2013, primarily to assist with this transition in management.  For his services under that new employment agreement, Mr. McConnell will receive compensation comprised of (i) a salary totaling $19,000 for the six month term of that agreement, and (ii) payment of or reimbursement for the employee portion of his health insurance premiums under the Company’s group health insurance plan.

Mr. McConnell has agreed that, effective October 15, 2012, he will cease to participate in any management incentive plans and he will no longer be entitled to receive any severance compensation, whether as a result of the employment of Mr. Duester as CEO or the expiration of the remaining six month term or any termination of his employment, whether by the Company or by him.  In return, the Company has agreed that all 15,107 of Mr. McConnell’s non-vested restricted shares will become fully vested as of October 15, 2012.  Also, if Mr. McConnell elects, following the termination of his employment with the Company, to continue his health insurance coverage under COBRA, the Company will pay 100% of his COBRA premiums for a period (i) of eighteen (18) months following such termination of employment, or (ii) ending on the date he obtains group health insurance coverage from another employer, whichever is shorter.

Employment Agreement for New CEO

The Company and Mr. Deuster have entered into a one-year employment agreement pursuant to which he will be employed by the Company as its new CEO, commencing on October 15, 2012.  The compensation provided for under that agreement was the determined by the Compensation Committee on the basis of a review of publicly available executive compensation surveys and studies of trends in public company executive compensation, which included data with respect to the compensation generally being paid to chief executive officers by companies with revenues and market capitalizations similar to the Company’s revenues and market capitalization.  The Compensation Committee also obtained advice from Pearl Meyer & Partners, an outside compensation consulting firm, regarding the reasonableness of the terms of the compensation proposed to be paid to Mr. Deuster.  In providing that advice, Pearl Meyer & Partners relied on its compensation expertise and on proprietary compensation data which it compiles in the ordinary course of its business.  Pearl Meyer & Partners was not asked to and did not benchmark, or provide any customized comparisons of, Mr. Deuster’s compensation to the compensation being paid to chief executive officers of any specific publicly traded companies.

Set forth below is a summary of the material terms of Mr. Deuster’s employment agreement.

Base Salary.  Mr. Deuster will receive a base salary of $350,000 per year.

Incentive Compensation.  During the first year of his employment, Mr. Deuster will have the opportunity to earn performance-based incentive compensation, payable in cash, in an amount up to, but not to exceed 50% of his annual salary, pro-rated for the number of days he is employed during the Company’s fiscal year ending June 30, 2013.  Receipt of one half of this bonus will be contingent on the Company’s achievement of its forecasted financial results for the second half of fiscal 2013 (as the same may be adjusted to take account of the effect on those financial results of the Company’s operating results for the first two quarters of fiscal 2013).  Receipt of the other half of this bonus compensation will be made contingent on the achievement of additional mutually agreed on financial or other performance goals or objectives to be established no later than December 15, 2012.  No bonus compensation will be payable, however, if Mr. Deuster is not still in the Company’s employ on June 30, 2013.  Beginning in fiscal 2014, Mr. Deuster will be eligible to participate in the same incentive compensation program as may be established for the Company’s NEOs and other key management employees.

Non-Vested Restricted Shares.  Mr. Deuster will be granted 40,000 non-vested service-based restricted shares, of which 10,000 shares will become vested on June 30, 2013 and the remaining 30,000 non-vested restricted shares will vest in 36 approximately equal monthly installments over the succeeding three years ending June 30, 2016, except as follows: (a) if Mr. Deuster’s employment is terminated by the Company for cause or by Mr. Deuster other than for Good Reason, all of the restricted shares which have not become vested prior thereto will be forfeited and cancelled; (b) if Mr. Deuster’s employment is terminated by the Company without cause prior to June 30, 2013, then 10,000 of the non-vested restricted shares will become vested and the remaining 30,000 will be forfeited and cancelled; (c) if Mr. Deuster remains in the Company’s employ beyond June 30, 2013, and his employment is terminated thereafter by the Company without cause, then the number of non-vested restricted shares that were scheduled to become vested in the succeeding 12 months or the number of shares then remaining unvested, whichever is less, will become vested and, if any non-vested shares remain, they will be forfeited and cancelled; (d) if Mr. Deuster terminates his employment for Good Reason, all of the then non-vested restricted shares will become vested; and (e) if there is a change of control of the Company and the Company is not the surviving corporation, or its shares are converted into cash or other property, then, the Compensation Committee will determine whether or not and the extent to which the vesting of his non-vested restricted shares will be accelerated.

Severance Compensation.  If Mr. Deuster’s employment terminates due to his disability or death, or his employment is terminated by the Company without cause or by him for Good Reason (as defined below) prior to October 15, 2013, then, his salary will be continued, and the Company will pay 100% of Mr. Deuster’s COBRA premiums for continued health insurance coverage, for the unexpired portion of the original one-year term of his employment agreement or six months, whichever is shorter.

Compensation due to a Termination of Employment following a Change of Control of the Company.  If a change of control of the Company occurs while Mr. Deuster is the Company’s CEO and, within the succeeding 12 months, his employment is terminated by the Company or its successor without cause, or by Mr. Deuster due to the occurrence of a Good Reason Event, then, he will be entitled to receive severance compensation comprised of (i) an amount equal to one year’s salary, payable in lump sum, (ii) the payment of his COBRA premiums for continued health insurance coverage for up to, but not to exceed, six months; and (iii) the acceleration of vesting of any of his then unvested restricted shares.

These severance benefits are intended to ease the transition for Mr. Deuster should his employment be terminated unexpectedly (other than by the Company for cause).  In return, the Company benefits because Mr. Deuster is required to provide the Company with a general release as a condition to the payment to him of the severance compensation.

The change of control provisions of Mr. Deuster’s employment agreement provide for severance benefits only upon a “double trigger” event.  This means that no severance compensation will be triggered or become payable solely because of the occurrence of a change of control of the Company.  Instead, the severance benefits will be payable only if, within the 12 months succeeding a change of control of the Company, there is a termination of Mr. Deuster’s employment by the Company (or by the successor corporation in a change of control transaction) without cause or by him due to the occurrence of a Good Reason Event (as defined below).  The change of control severance provisions are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact that a change of control of the Company is likely to have.  The change of control benefits also are intended to encourage Mr. Deuster to remain focused on the business and interests of our stockholders when considering strategic alternatives that may be beneficial to our stockholders.

Mr. Deuster’s employment agreement provides that he will be entitled to terminate his employment for Good Reason not later than 30 days after the occurrence of any of the following (each a “Good Reason Event”):  (i) Mr. Deuster’s demotion or a material reduction in the scope of his authority or the nature of his duties as CEO, (ii) a material reduction in Mr. Deuster’s base compensation, unless there are corresponding reductions in the base compensation of other senior executives at the Company, (iii) Mr. Deuster’s relocation to an office other than the Company’s headquarters office (other than on a temporary basis), or (iv) a material breach of Mr. Deuster’s employment agreement by the Company (or a successor corporation following a change of control), unless the breach is cured within 30 days following the receipt of a written notice of the breach from Mr. Deuster.

Other Compensation Considerations

Role of Executive Officers in Compensation Decisions

The Compensation Committee, which is comprised solely of independent members of the Board of Directors, approves all elements of compensation for the Named Executive Officers.  The CEO and CFO may provide compensation and related data to the Committee, at its request, to facilitate its compensation decisions.  In addition, the Committee may consider the CEO's recommendations when making its compensation decisions.  However, the CEO is not permitted to be present during deliberations and voting regarding his own compensation, as well as during other executive sessions of the Committee.  The Committee uses the information provided by the CEO and CFO to make compensation decisions for the Named Executive Officers as well as other key management personnel.  The Committee also reviews and approves aggregate equity awards to all employees of the Company based on the recommendations of executive management.  The Committee retains the discretion to modify any recommended adjustments or awards to executives.

Risk Considerations

The Committee believes that, although a substantial portion of compensation provided to our executive officers is performance-based, our executive compensation program does not encourage excessive or unnecessary risk-taking.  We believe that the following elements and design features of our compensation program encourage our executive officers to remain focused on both the short- and longer-term operational and financial goals of the Company:

•	Our program consists of guaranteed salary and at-risk compensation that takes the form of equity incentives which vest over multi-year periods.

•
The Compensation Committee annually reviews the balance between fixed and at-risk elements of executive compensation and retains ultimate oversight over, and the ability to use discretion where appropriate with respect to, the compensation of our Named Executive Officers.

•
Our program establishes appropriate financial performance goals that are designed to lead to sustained improvements in the Company’s profitability and, as a result, in the long-term success of the Company.

•	The Board of Directors has adopted share ownership guidelines for the Named Executive Officers to further align their interests with those of our stockholders.

•	Incentive compensation awards to our Named Executive Officers are now subject to a claw-back policy which we adopted in 2012.

•	Our insider trading policy prohibits our Named Executive Officers and other key executives from hedging the economic interest in the Company shares they own.

Tax and Accounting Implications

Taxation and Deductibility of Executive Compensation

To the extent readily determinable, the Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits to be included in the executive compensation program.

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, imposes an annual limit of $1.0 million on the amount that a public company may deduct for compensation paid to its chief executive officer or any of the company’s four other most highly compensated executive officers who are employed as of the end of the year.  This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation.  The total compensation earned by our executive officers has always been less than $1.0 million and, consequently, the limitations imposed by Section 162(m) have not been a factor in the determination of the compensation program for the Company’s executive officers and the Compensation Committee has not adopted a policy requiring all of their compensation to be deductible.  If, in the future, it becomes likely that the Chief Executive Officer or any of the other named executive officers would earn total compensation in excess of $1.0 million, the Committee would consider whether or not to modify the executive compensation program in a manner that would preserve the full deductibility of the compensation paid to those officers.  However, because we compensate our named executive officers in a manner designed to promote our varying corporate goals, the Compensation Committee may conclude that the importance of achieving those goals outweigh the benefits of full deductibility of executive compensation and, therefore, decide not to modify the executive compensation program.

Accounting for Stock-Based Compensation

Beginning on and since January 1, 2006, the Company has been accounting for share-based awards in accordance with the requirements of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment ("SFAS 123R"), which has since been renamed and replaced with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended June 30, 2012, the members of the Compensation Committee of the Board were Ms. Farrington and Messrs. Allen and Moyer.  None of them was an officer or employee during fiscal 2012 or a former officer of the Company and, during fiscal 2012, none of them had any relationship required to be disclosed by the Company in this proxy statement pursuant to Item 404 of SEC Regulation S-K.  During fiscal 2012, none of our executive officers (i) served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee, (ii) served as a director of another entity, one of whose executive officers served on our Compensation Committee, or (iii) served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement, as required by Item 402(b) of SEC Regulation S-K, with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

       THE COMPENSATION COMMITTEE

       Deborah A. Farrington, Chair
       A. Clinton Allen
       A. J. “Bert” Moyer

The Report of the Compensation Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Summary Compensation Table

The following table sets forth the amounts and components of the compensation received by each of our Named Executive Officers (“NEOs”) in the fiscal years ended June 30, 2012, 2011 and 2010, respectively.

Name and Principal Position	Year	Salary($)		Non-Equity Bonus Compensation ($)(1)	Equity Incentive Plan Awards($)(2)	All Other Compensation ($)		Total($)(3)
Michael J. McConnell	2012	$235,000		$-	$352,125	$-		$587,125
Chief Executive Officer	2011	$215,000		$-	$373,800	$49,337	(5)	$638,137
	2010	$210,000	(4)	$-	$446,208	$10,371	(5)	$666,579

David G. Hall	2012	$450,000		$-	$-	$-		$450,000
President and COO	2011	$450,000		$-	$-	$35,993	(6)	$485,993
	2010	$300,000		$-	$411,208	$-		$711,208

Joseph J. Wallace	2012	$260,000		$-	$211,275	$492	(6)	$471,767
Chief Financial Officer	2011	$235,000		$-	$249,200	$22,520	(6)	$506,720
	2010	$200,000		$30,000	$205,604	$2,420	(6)	$458,024

(1)
None of the Company’s NEOs received cash bonuses in fiscal 2011 or 2012.  Mr. Wallace was awarded a $30,000 discretionary cash bonus by the Compensation Committee based on his performance as the Company’s CFO in fiscal 2010.  No other NEOs received any cash bonuses in fiscal 2010.

(2)
Amounts shown in this column reflect the grant date fair values of the restricted stock awards that were earned by the NEOs in each of 2012, 2011 and 2010, as determined in accordance with FASB ASC Topic 718.  Information regarding the assumptions on which the grant date fair values were determined is set forth under the caption “Equity Incentive Grants” in Note 13 to the Company’s Consolidated Financial Statements contained in the 2012 Annual Report to Stockholders that accompanies this Proxy Statement.

(3)
The decline in the total compensation of Messrs. McConnell and Wallace in fiscal 2012, as compared to 2011, was due to the forfeiture of 20% of the performance-based non-vested restricted shares granted to them in 2012 as a result of the Company’s failure to achieve the target financial performance goal established by the Compensation Committee under the equity compensation program for 2012.  See”––Compensation Discussion and Analysis–Equity Incentive Grants for 2012–Performance Based Restricted Shares,” above.

(4)
Mr. McConnell’s salary in fiscal 2010 was comprised of a base annual salary of $180,000 for his services as CEO and $30,000 in director’s fees.  The payment of director fees to Mr. McConnell was discontinued at the end of fiscal 2012.

(5)
Consists of (i) an automobile allowance of $650 per month, as reimbursement for the use of his personal automobile on Company business, during fiscal 2011 and 2010, and (ii) dividends in the amounts of $41,537 and $2,571 paid, in fiscal 2011 and 2010, respectively, on unvested restricted shares pursuant to the Company’s previous policy, discontinued in fiscal 2011, which provided that if the Company paid cash dividends on its outstanding shares, the holders of non-vested restricted shares would receive the dividends allocable to certain of those non-vested shares.  See note (6) below.

(6)
These amounts represent dividends paid in fiscal 2012, 2011 and 2010, respectively, on unvested restricted shares pursuant to the Company’s prior dividend policy.  As discussed above in “—Compensation Discussion and Analysis ― Performance-Based Equity Incentive Compensation”, prior to January 1, 2011, when the Company paid dividends on its outstanding shares, the dividends that were allocable to any non-vested restricted shares were paid on those of such shares which were scheduled to vest in the immediately succeeding 12 months, including “catch-up” dividends that had been accrued from the respective grant dates of those restricted shares.  This practice of paying dividends on non-vested restricted shares was discontinued effective as of January 1, 2011.  As a result, no dividends declared after that date have been paid on any unvested restricted shares granted to our Named Executive Officers.  Instead, those dividends, and any dividends that may be declared in the future, will be paid on non-vested restricted shares only if, when and to the extent those shares become vested; and, if any such non-vested restricted shares are forfeited because of a failure of any applicable vesting conditions, any unpaid dividends that might have accrued on those shares will also be forfeited.  However, there were some non-vested restricted shares that were granted to NEOs in 2010, 2009 and 2007 on which dividends declared prior to January 1, 2011 were paid in fiscal 2011 and 2010.  The last of those dividends, totaling $495, was paid in the first quarter of fiscal 2012.  All of those non-vested restricted shares subsequently became vested.

Grants of Plan-Based Incentive Awards in Fiscal 2012

The following table provides information regarding grants of restricted shares to our NEOs in fiscal 2012.  No cash-based incentive compensation was awarded and no options were granted to our NEOs or any other of our other key management employees in 2012.

		Estimated Future Payouts under Non- Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards(1)(2)(3)				All Other Stock Awards: Number of Shares or Units (#)(1)		All Other Option Awards: Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Intermediary (#)	Target (#)	Maximum (#)
Michael J. McConnell	7/19/12	-	-	-	7,500	10,000	12,500	15,000	12,500	(4)	-	-	$391,250	(6)

Joseph J. Wallace	7/19/12	-	-	-	4,500	6,000	7,500	9,000	7,500	(5)	-	-	$234,750	(6)

(1)
Grants of restricted shares under our 2006 Equity Incentive Plan.   See “Compensation Discussion and Analysis ― Performance-Based Equity Incentive Compensation” above in this proxy statement for additional information regarding these restricted stock grants.

(2)
In order to earn 100% of these non-vested performance-based restricted shares, it was necessary for the Company to generate operating income of at least $11.0 million in fiscal 2012 (the “target performance goal”).  As the table above indicates, a lesser number of those restricted shares, ranging from 60% to 80% of the target number of shares, could be earned if the Company generated operating income of ranging from $9.9 million (the minimum or “threshold” performance goal) to $10.45 million (the intermediary performance goal); whereas, bonus non-vested restricted shares could be earned if the Company’s operating income for 2012 equaled or exceeded $12.1 million (the “maximum performance goal).  In fiscal 2012, 80% of the respective numbers of non-vested performance-based restricted shares granted to Messrs. McConnell and Wallace were earned and 20% were forfeited.  See “—Compensation Discussion and Analysis–Equity Incentive Grants for 2012–Performance Based Restricted Shares,” above.

(3)
One third of the performance-based shares earned by Messrs. McConnell and Wallace became vested when it was determined that the Company had achieved the intermediary operating income performance goal for 2012.  The remaining performance-based restricted shares earned by Messrs. McConnell and Wallace were scheduled to vest in two approximately equal annual installments on June 30, 2013 and 2014, respectively, subject to their continued service with the Company.  However, all of Mr. McConnell’s remaining unvested shares will vest on October 15, 2012 in connection with his resignation as the Company’s CEO, effective on that date.  See “—Compensation Discussion and Analysis — Employment Agreements — Employment Agreement with Mr. McConnell” above in this proxy statement.

(4)
A total of 6,250 of these shares became vested in four approximately equal quarterly installments during the 12 months ended June 30, 2012.  The remaining shares were scheduled to vest in four approximately equal quarterly installments during the fiscal year ending June 30, 2013, subject to Mr. McConnell’s continued service with the Company.  However, all of these remaining unvested shares will vest on October 15, 2012 in connection with Mr. McConnell’s resignation as the Company’s CEO, effective on that date.  See “—Compensation Discussion and Analysis — Employment Agreements — Employment Agreement with Mr. McConnell.

(5)
A total of 1,875 of these shares became vested in four approximately equal quarterly installments during fiscal 2012.  The remaining 5,625 shares will vest in 12 approximately equal quarterly installments over the three years ending June 30, 2015, subject to the continued service of Mr. Wallace with the Company.

(6)
In 2012, equity awards consisted solely of restricted stock grants to officers and employees.  The fair value of restricted stock awards was determined by multiplying the number of shares granted by the grant date market price of the underlying common stock.  Regardless of the value placed on restricted stock awards on their respective grant dates, the actual value of the awards will depend on the market value of our common stock on such date or dates in the future when the restricted stock awards vest.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding options and restricted stock awards that have been granted to our NEOs and that were outstanding as of the end of fiscal 2012.

	Option Awards(1)					Restricted Stock Awards
Names	Grant Dates	Exercisable(1)	Unexercisable	Option Exercise Price ($)(2)	Expiration Dates(3)	Number of Shares not yet Vested(#)		Market Value of Shares not yet Vested($)(4)

Michael McConnell	7/16/10	-	-	-	-	3,750	(5)	$53,850
	7/19/11	-	-	-	-	18,752	(5)	$269,279

Joseph J. Wallace	06/09/05	5,500	-	$14.17	06/09/15	-		-
	11/14/07	7,250	-	$13.18	11/14/17
	7/16/10	-	-			2,500	(5)	$35,900
	7/19/11	-	-	-	-	13,128	(5)	$188,518

(1)
The number of shares subject to each of these option awards and their respective exercise prices has been adjusted to give retroactive effect to a 10% stock dividend that was issued to our stockholders in November 2008.

(2)	Each option grant was made at an exercise price equal to 100% of the closing price per share of our common stock on the date of grant as reported by the NASDAQ Global Stock Market.

(3)	The expiration date of each option award is 10 years from the date of its grant, subject to earlier termination on cessation of the NEO’s service with the Company.

(4)
The market value of stock awards that have not yet vested was determined by multiplying the number of shares subject to each award by the closing price, as reported by the NASDAQ Global Stock Market, of the Company’s common stock on June 29, 2012, which was the last trading day of fiscal 2011.

(5)
These awards consisted of restricted shares granted in fiscal 2012 and 2011 under our management incentive programs for those fiscal years.  A portion of these shares has vested, and in the case of the 2012 stock grants, a portion has been cancelled, as a result of the Company’s financial performance in fiscal 2012 and 2011. See “––Compensation Discussion and Analysis–Elements of Executive Compensation–Equity Based Incentive Compensation” above.

2012 Option Exercises and Stock Vested

The following table sets forth information with respect to shares of our common stock acquired by our Named Executive Officers pursuant to the exercise of stock options or the vesting of restricted shares in fiscal 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Michael J. McConnell	-	$-	46,091	$665,897

David G. Hall	-	$-	25,260	$362,734

Joseph J. Wallace	31,250	$139,058	25,505	$367,769

(1)	Value realized was determined by multiplying the number of restricted shares by the closing price of the Company’s shares on the NASDAQ Global Market on June 30, 2012.

(2)	Value realized was determined by multiplying the number of restricted shares that vested by the closing price on the NASDAQ Global Market of the Company’s common stock on the date of vesting.

Director Compensation

The following table sets forth information regarding all cash and other compensation earned by each of our non-management directors for service on the Board and its Committees during the fiscal year ended June 30, 2012, as well as the number of stock options and unvested restricted shares outstanding as of June 30, 2012.

	Year Ended June 30, 2012			At June 30, 2012
Names	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)(2)	Total($)(3)	Stock Options Outstanding(#)	Stock Awards Not Yet Vested (#)

A. Clinton Allen	$97,500	$35,000	$132,500	44,000	1,148
Deborah Farrington	62,500	35,000	97,500	16,500	1,148
A. J. Bert Moyer	67,500	35,000	102,500	41,250	1,148
Van D. Simmons	36,000	35,000	71,000	16,500	1,148
Bruce A. Stevens	51,000	35,000	86,000	--	1,148

(1)	This column reports the amount of cash compensation earned in 2012 for Board and Committee service.

(2)
Amounts shown in this column reflect the grant date fair values of the restricted stock awards as determined in accordance with FASB ASC Topic 718.  Information regarding the assumptions on which the grant date fair values were determined is set forth under the caption “Stock-Based Compensation” in Note 13 to the Company’s Consolidated Financial Statements contained in the 2012 Annual Report to Stockholders that accompanies this Proxy Statement.

(3)	Does not include dividends in the amount of $1,128 paid to each director on his or her non-vested restricted shares.

Set forth below is additional information regarding the compensation that we paid to our non-management directors in fiscal 2012.

Compensation for Service on the Board of Directors.  As compensation for service on the Board of Directors in fiscal 2012, each non-management director was paid an annual cash retainer in the amount of $35,000, and was granted $35,000 of restricted shares of common stock (with the number of shares determined on the basis of the closing per share price, as reported by the NASDAQ Global Stock Market, of the Company’s common stock on the date of grant).  Each director’s restricted shares vest (that cease to be subject to a risk of forfeiture) in four equal quarterly installments, subject to the director’s continued service on the Board.

Compensation for Service on Board Committees.  In addition, directors serving on the Audit Committee, the Compensation Committee or the Nominating and Governance Committee receive an annual retainer of $10,000, $7,500 and $1,000, respectively, for their service on those Committees.

Additional Board and Committee Service.  The Chairman of the Board receives an additional annual cash retainer of $55,000, and the Chairpersons of the Audit Committee, Compensation Committee and Nominating and Governance Committee receive additional annual cash retainers of $14,000, $10,000 and $5,000, respectively, in each case for the additional services they render to the Company in those capacities.

The Nominating & Governance Committee recommended that the compensation to be paid to non-management directors in fiscal 2012 remain unchanged from fiscal 2011.  In making that determination, the members of the Nominating and Governance Committee reviewed third-party data, such as the National Association of Corporate Directors: Director Compensation Report, and also considered, as a guideline, rather than as a determinative factor, the compensation which was being paid to the Company’s non-management directors for their service on boards of directors of other public companies.

Related Party Transactions

An adult member of the immediate family of, but who does not reside with, David G. Hall, our President, Chief Operating Officer and a member of our Board of Directors, paid us $464,000 and $663,000 in fees for collectibles authentication and grading services rendered to him during the years ended June 30, 2012 and 2011, respectively.  Those authentication and grading fees were comparable in amount to the fees which the Company charges, in the ordinary course of its business, for similar services it renders to unaffiliated persons.

In fiscal 2012 and 2011, the Company did not engage in any other transaction or any series of related transactions in amounts exceeding $120,000 in which a “related person” (as defined in SEC rules) had a direct or indirect material interest.

The SEC defines a “related person” as any director, nominee for director, executive officer, or person controlling more than 5% percent of our outstanding voting securities, and any immediate family member of any of such persons.

ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION PROGRAM
(Proposal No. 3)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, our executive compensation program, which is described above in this proxy statement.

We are asking our stockholders to approve an advisory resolution on the Company's executive compensation as reported in this proxy statement.  As described in detail in the "EXECUTIVE COMPENSATION—Compensation Discussion and Analysis" section of this proxy statement, the Compensation Committee has structured our executive compensation program to enable the Company to achieve the following objectives:

•	Retain and attract key executives;

•	Pay for performance;

•	Align the interests of our executives with those of our stockholders; and

•	Provide incentives for our executives to remain in the employ of the Company over multi-year periods and to focus on the longer term performance of the Company.

In fiscal 2012, the Company delivered another year of solid financial results, generating record revenue of $48 million, operating income of $9 million and return on invested capital of 51%.

We believe that our executive compensation practices have fostered this success by:

•	Providing for multi-year vesting provisions for our equity awards; and

•
Making the vesting of a substantial number of the restricted shares granted to our Named Executive Officers and other key management employees dependent on the Company’s achievement of a financial performance goal which, if achieved, was expected to result in increases in the Company’s revenues and operating income in fiscal 2012.

We urge stockholders to carefully read our “Compensation Discussion and Analysis” beginning on page 20 of this proxy statement and the Summary Compensation Table and related compensation tables that follow it.  The Board and the Compensation Committee believe that the compensation policies and practices described in this proxy statement have been effective in achieving our compensation objectives.

Therefore, in accordance with SEC rules, and as a matter of good corporate governance, we are asking our stockholders to approve the following advisory resolution at the 2012 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company's 2012 Annual Meeting of Stockholders.”

Because this vote is advisory, it will not be binding on the Board of Directors or the Compensation Committee.  However, the Compensation Committee will give serious consideration to the outcome of the vote when establishing executive compensation programs in the future.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
PROPOSAL NO. 3 TO APPROVE THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT

ADVISORY VOTE ON THE FREQUENCY

OF

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

(Proposal No. 4)

Pursuant to the Dodd-Frank Act and applicable SEC rules, we are asking our stockholders to vote on whether future advisory votes on our Named Executive Officers’ compensation program should occur every year, every two years, or every three years.

After careful consideration, the Board of Directors and the Compensation Committee believe that submitting executive compensation to an advisory vote by our stockholders on an annual basis is appropriate for the Company and its stockholders at this time.  We view the advisory vote on the compensation of our Named Executive Officers as an additional (although not the only) opportunity for our stockholders to communicate with us regarding their views on our executive compensation programs.  Stockholders may vote for “one year,” “two years” or “three years,” or may abstain from voting, with respect to this proposal.  Whichever of those time intervals receives a majority of the shares voted on this proposal will determine the frequency of stockholder advisory votes on our executive compensation programs in the future.  If none of the time intervals is approved by a majority of the votes cast on this proposal, the time interval that receives the greatest number of votes will be the frequency of future stockholder advisory votes on our executive compensation program.

This vote is advisory and not binding on the Company, our Board of Directors or the Compensation Committee.  The Board of Directors and Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation.  Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may decide in the future to conduct advisory votes on a more or less frequent basis and may vary its practice in this regard based on factors such as discussions with our stockholders and the adoption of material changes to our compensation programs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION “EVERY YEAR.”

STOCKHOLDER PROPOSALS

Under Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any stockholder desiring to submit a proposal for inclusion in our proxy materials for our 2013 Annual Meeting of Stockholders must provide us with a written copy of that proposal by no later than 120 days before the first anniversary of the release of our proxy materials for this year’s Annual Meeting, or June 9, 2013.  However, if the date of our 2013 Annual Meeting of Stockholders changes by more than 30 days from the date on which the Annual Meeting is held, then the deadline will be a reasonable time before we begin to print and mail our proxy materials for our 2013 Annual Meeting of Stockholders.  Matters pertaining to such proposals, including the number and length of such proposals, the eligibility of persons entitled to have such proposals included and other aspects are governed by the Exchange Act, the rules of the SEC promulgated thereunder, and other laws and regulations to which interested stockholders should refer.

Additionally, under Rule 14a-4, as promulgated under the Exchange Act, if a stockholder fails to notify the Company of a proposal which the stockholder plans to present for a vote at the next annual meeting of stockholders at least 45 days before the first anniversary of the mailing date of the prior year’s proxy statement, then the Company will be permitted to exercise its discretionary voting authority with respect to that proposal at that meeting.  In the case of the Company’s 2013 Annual Meeting of Stockholders, the deadline for submitting stockholder proposals will be September 1, 2013 and the Company will be entitled to exercise discretionary authority when voting on any stockholder proposal received after that date.

AVAILABILITY OF ANNUAL REPORT AND HOUSEHOLDING

A copy of our 2012 Annual Report to Stockholders accompanies this Proxy Statement.  If you and others who share your mailing address are “beneficial owners” of our common stock that hold shares through a broker or other nominee, you may have received a notice that your household will receive only one Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, from each company whose stock is held in such accounts.  This practice, known as “householding,” is designed to reduce the volume of duplicative information and reduce printing and postage costs.  Unless you responded that you did not want to participate in householding, you were deemed to have consented to it, and a single copy of the Availability Notice (and/or a single copy of this Proxy Statement and the 2012 Annual Report) has been sent to your address.  Each stockholder receiving the Proxy Statement by mail will continue to receive a separate voting instruction form.

If you are a beneficial owner of our common stock who holds shares through a broker or other nominee and would like to revoke your consent to householding and in the future receive your own Availability Notice (or your own set of proxy materials, as applicable), or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, please contact our transfer agent, Broadridge, by calling toll-free at 1-800-542-1061 and, when prompted, please indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers.  You also may contact Broadridge by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.  The revocation of consent to householding will be effective approximately 30 days following its receipt.  You will also have an opportunity to opt in or opt out of householding by contacting your bank or broker.

If you would like an additional copy of this Proxy Statement or the 2012 Annual Report, those documents are available in electronic form for download or review by visiting the Investor Relations Section of our website at www.collectors.com.  We will promptly send you a copy of the 2012 Annual Report upon your request sent to: Corporate Secretary, Collectors Universe, Inc., P.O. Box 6280, Newport Beach, California 92658.

OTHER MATTERS

We are not aware of any other matters to come before the Annual Meeting.  If any other matter not mentioned in this Proxy Statement is properly submitted to a vote of stockholders at the Annual Meeting, the proxy holders named in the enclosed proxies will have discretionary authority to vote all proxies they have received with respect to such matter in accordance with their judgment.

ANNUAL REPORT

The 2012 Annual Report to Stockholders of the Company is being made available or is being mailed with this Proxy Statement to each stockholder of record as of September 28, 2012.  The Annual Report is not to be regarded as proxy solicitation material.

By Order of the Board of Directors

A. Clinton Allen
Chairman of the Board

Santa Ana, California
October 10, 2012